Exhibit 10.34

AMENDMENT NO. 2 TO CREDIT AGREEMENT
AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of May 4, 2020 (this “Amendment”), by and among DELPHI TECHNOLOGIES PLC (formerly known as DELPHI JERSEY HOLDINGS PLC), a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI POWERTRAIN CORPORATION, a Delaware corporation, and a wholly owned subsidiary of Parent (the “U.S. Parent Borrower”), the other Loan Parties party hereto, the Lenders (as defined below) party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS:
WHEREAS, reference is hereby made to the Credit Agreement, dated as of September 7, 2017 (as amended by Amendment No. 1 to Credit Agreement, dated as of February 10, 2020 and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; and the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), among Parent, the U.S. Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the lending institutions from time to time party thereto (collectively, the “Lenders”) and the Administrative Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);
WHEREAS, Section 9.02(b) of the Credit Agreement provides that the Credit Agreement may be amended, modified or waived pursuant to a written agreement by the Borrowers, the Administrative Agent and the Required Lenders; and
WHEREAS, Parent and the U.S. Parent Borrower have requested that the Administrative Agent and Lenders party hereto amend certain provisions of the Credit Agreement, pursuant to Section 9.02 of the Credit Agreement, in certain respects as more fully described herein, and the Administrative Agent and Lenders party hereto (which collectively constitute the Required Lenders) have agreed to permit such amendments, all subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
1. Amendment. The Credit Agreement is, effective as of the Amendment No. 2 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.
2. Reaffirmation.

(a) Each of the Loan Parties hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, the covenants and agreements contained in the Credit Agreement and each other Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby.
(b) Each of the Loan Parties, by its signature below, hereby affirms and confirms (i) its obligations under the Credit Agreement and each of the other Loan Documents to which it is a party, and (ii) the pledge of and/or grant of a security interest in its assets which are Collateral to secure such Obligations, all as provided in the Collateral Documents as originally executed, and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, such Obligations under the Credit Agreement and the other Loan Documents.
3. Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
4. Representations and Warranties. Each Loan Party hereby represents and warrants as follows as of the date hereof:
(a) The execution and delivery of this Amendment by each Loan Party party hereto and the performance by such Loan Party hereof are within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The execution, delivery and performance of this Amendment (1) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, if any, (ii) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (2) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (3) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (4) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents (other than during a Collateral Suspension Period) and Liens permitted by Section 6.02 of the Credit Agreement); except with respect to any violation or default referred to in clause (2)(i) or (3) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.
(b) Each of this Amendment and each other Loan Document, after giving effect to the amendments pursuant to this Amendment, have been duly executed and delivered by the Loan Parties party hereto and thereto, as applicable, and constitute legal, valid and binding obligations of the Loan Parties party hereto and thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c) The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty is true in all material respects as of any such earlier date.
5. Amendment No. 2 Effective Date Conditions. This Amendment will become effective on the date (the “Amendment No. 2 Effective Date”) on which the following conditions are satisfied or waived:
(a) This Amendment shall have been executed and delivered by Parent, the U.S. Parent Borrower, the Administrative Agent, each other Loan Party and each Lender party hereto which are necessary to constitute the Required Lenders.
(b) The Administrative Agent shall have received (I) all fees and other amounts due and payable on or prior to the Amendment No. 2 Effective Date pursuant to the Loan Documents, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the U.S. Parent Borrower or Parent, as applicable, hereunder or under any other Loan Document, in the case of reimbursement of expenses, to the extent invoiced at least three (3) Business Days prior to the Amendment No. 2 Effective Date (or such shorter period as may be agreed between the Parent and the Administrative Agent), (II) for the account of each Lender that executes and delivers a signature page to this Amendment to the Administrative Agent by 5:00 p.m., New York City time on April 30, 2020, a consent fee in an amount equal to 0.50% of the aggregate principal amount of Term Loans and Revolving Commitments held by such Lender immediately prior to the Amendment No. 2 Effective Date, and (III) evidence satisfactory to it that the Borrower has paid the fees separately agreed between Parent and JPMorgan Chase Bank, N.A. in connection with this Amendment.
(c) The representations and warranties of the Loan Parties set forth in Section 4 of this Amendment shall be true and correct in all material respects on and as of the date hereof, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty is true in all material respects as of any such earlier date.
(d) Immediately after giving effect to this Amendment, no Default shall have occurred and be continuing.
(e) The Administrative Agent shall have received a certificate dated the Amendment No. 2 Effective Date and executed by a Responsible Officer of Parent stating that the conditions set forth in paragraphs (c) and (d) of this Section 5 are satisfied as of such date.
(f) The Administrative Agent shall have received a certificate of the Loan Parties dated as of the Amendment No. 2 Effective Date and executed by a secretary, assistant secretary or other Responsible Officer (as the case may be) thereof (1) certifying that the certificate of incorporation or certificate of formation, as applicable, and memorandum and articles of association, by-laws or operating agreement, as applicable, including all amendments thereto, of each of the Loan Parties have either (A) not been amended, repealed, modified or restated since last delivered to the Administrative Agent on the Closing Date or the Effective Date, as applicable, or (B) are attached thereto, and (2) certifying as to the incumbency and specimen signature of each officer executing this Amendment and any related documents on behalf of the each of the Loan Parties.
(g) The Administrative Agent (or the Lenders acting through the Administrative Agent) shall have received at least two Business Days prior to the Amendment No. 2 Effective Date all documentation and other information reasonably requested in writing by them at least five Business Days prior to the Amendment No. 2 Effective Date in order to allow the Lenders to comply with the USA Patriot Act and other applicable “know your customer” requirements.
(h) The Administrative Agent shall have received evidence, including recent UCC, tax and judgment lien searches from the jurisdiction of formation and jurisdiction of the chief executive office of each Loan Party, that none of the Collateral is subject to any Liens (other than Liens permitted under Section 6.02 of the Credit Agreement).
6. Entire Agreement. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
7. Applicable Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process. The parties hereto acknowledge and agree that the provisions of Section 9.09 (Governing Law; Jurisdiction; Consent to Service of Process) and Section 9.10 (Waiver of Jury Trial) of the Credit Agreement are incorporated by reference herein, and shall apply to this

Amendment as if set forth herein in full, mutatis mutandis. This Amendment shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
8. Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
9. Counterparts. This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10. Loan Document. On and after the Amendment No. 2 Effective Date, this Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.
11. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a novation or waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. From and after the Amendment No. 2 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Amended Credit Agreement.

[signature pages to follow]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed and delivered by a duly authorized officer.

DELPHI TECHNOLOGIES PLC, as Parent
By:  /s/ James D. Harrington
        Name: James D. Harrington
        Title: Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

DELPHI POWERTRAIN CORPORATION, as U.S. Parent Borrower
By:  /s/ James D. Harrington
        Name: James D. Harrington
        Title: President

Delphi Powertrain Systems, LLC, as Guarantor

By:  /s/ James D. Harrington
        Name: James D. Harrington
        Title: President

DELPHI POWERTRAIN INTERNATIONAL SERVICES, LLC, as Guarantor
By:  /s/ James D. Harrington
        Name: James D. Harrington
        Title: President

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent

By:  /s/ Gene Riego de Dios
Name:  Gene Riego de Dios
Title:  Executive Director

BANCO DE SABADELL, S.A., MIAMI BRANCH,
as a Lender

By:  /s/ Ignacio Alcaraz
Name: Ignacio Alcaraz
Title: Head of Structured Finance Americas

BARCLAYS BANK PLC,
as a Lender

By:  /s/ Craig Malloy
Name: Craig Malloy
Title: Director

Bank of America, N.A.,
as a Lender

By:  /s/ Albert Wheeler
Name: Albert Wheeler
Title: Vice President

CITIBANK, N.A.,
as a Lender

By:  /s/ Erik Savola
Name: Erik Savola
Title: Managing Director

Deutsche Bank AG New York Branch,
as a Lender

By:  /s/Michael Strobel
Name: Michael Strobel
Title: Vice President

By:  /s/ Philip Tancorra
Name: Philip Tancorra
Title: Vice President

FIRST HAWAIIAN BANK,
as a Lender

By:  /s/ Hanul Vera Abraham
Name: Hanul Vera Abraham
Title: Vice President

Goldman Sachs Bank USA,
as a Lender

By:  /s/ Jamie Minieri
Name: Jamie Minieri
Title: Authorized Signatory

The Huntington National Bank,
as a Lender

By:  /s/ Steven J. McCormack
Name: Steven J. McCormack
Title: Senior Vice President

Industrial and Commercial Bank of China Limited, New York Branch,
as a Lender

By:  /s/ Christine Cai
Name: Christine Cai
Title:

By:  /s/ Gang Duan
Name: Gang Duan
Title:

Intesa Sanpaolo SpA - New York Branch,
as a Lender

By:  /s/ Francesco Calcara
Name: Francesco Calcara
Title: VP-Senior Relationship Manager

By:  /s/ Alessandro Toigo
Name: Alessandro Toigo
Title: SVP-Head of Corporate

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:  /s/ Gene Riego de Dios
Name:  Gene Riego de Dios
Title:  Executive Director

MORGAN STANLEY BANK, N.A.,
as a Lender

By:  /s/ Jake Dowden
Name: Jake Dowden
Title: Authorized Signatory

MUFG BANK, LTD., formerly known as THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:  /s/ Eric Hill
Name: Eric Hill
Title: Authorized Signatory

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By:  /s/ Maria Levy
Name: Maria Levy
Title: Vice President

By:  /s/ Michael L. Zion
Name: Michael L. Zion
Title: Vice President

SOCIETE GENERALE,
as a Lender

By:  /s/ John Hogan
Name: John Hogan Jr
Title: Director

Sumitomo Mitsui Banking Corporation,
as a Lender

By:  /s/ Michael Maguire
Name: Michael Maguire
Title: Managing Director

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH,
as a Lender

By:  /s/ Peter Kuo
Name: Peter Kuo
Title: Authorized Signatory

TRUIST BANK (formerly known as BRANCH BANKING & TRUST COMPANY), as a Lender

By:  /s/ Sarah Salmon
Name: Sarah Salmon
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:  /s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Senior Vice President

UNICREDIT BANK AG, NEW YORK BRANCH,
as a Lender

By:  /s/ Ken Hamilton
Name: Ken Hamilton
Title: Managing Director

By:  /s/ Karan Dedhia
Name: Karan Dedhia
Title: Associate

EXHIBIT A
CREDIT AGREEMENT

dated as of September 7, 2017

as amended by Amendment No. 1 on February 10, 2020
and as amended by Amendment No. 2 on May 4, 2020
among

DELPHI TECHNOLOGIES PLC
(formerly known as DELPHI JERSEY HOLDINGS PLC),
as Parent,

DELPHI POWERTRAIN CORPORATION,
as U.S. Parent Borrower,

The Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

GOLDMAN SACHS BANK USA
and
BARCLAYS BANK PLC,
as Co-Syndication Agents,

BANK OF AMERICA, N.A.
CITIBANK, N.A.
and
DEUTSCHE BANK SECURITIES INC.,
as Co-Documentation Agents
___________________________

JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC,
GOLDMAN SACHS BANK USA,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS
-i-

-ii-

-iii-

SCHEDULES:
Schedule 1.01 – Existing Letters of Credit
Schedule 2.01 – Commitments
Schedule 3.01 – Subsidiaries
Schedule 5.09(b) – Mortgaged Property
Schedule 6.01 – Existing Indebtedness
Schedule 6.02  – Existing Liens
Schedule 6.04 – Existing Benefit Plans
Schedule 6.05 – Investments
Schedule 6.07 – Affiliate Transactions
Schedule 6.11 – Contemplated Asset Sales
Schedule 9.01  – Issuing Bank Addresses for Notice

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B-1  – Form of Borrowing Request
Exhibit B-2  – Form of Interest Election Request
Exhibit B-3  – Form of Letter of Credit Issuance Request
Exhibit B-4 – Form of Discount Note
Exhibit B-5 – Form of Swingline Loan Borrowing Request
Exhibit C – Form of First Lien Intercreditor Agreement
Exhibit D-1 – Form of U.S. Tax Compliance Certificate (Foreign Lenders not Partnerships)
Exhibit D-2 – Form of U.S. Tax Compliance Certificate (Foreign Lenders Partnerships)
Exhibit D-3 – Form of U.S. Tax Compliance Certificate (Foreign Participants not Partnerships)
Exhibit D-4 – Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit E – Form of Discounted Prepayment Option Notice
Exhibit F – Form of Lender Participation Notice
Exhibit G – Form of Discounted Voluntary Prepayment Notice
Exhibit H – Form of Guaranty
Exhibit I – Form of Pledge and Security Agreement
Exhibit J – Form of Joinder Agreement

-iv-

CREDIT AGREEMENT dated as of September 7, 2017, (as amended by Amendment No. 1 on February 10, 2020 and as amended by Amendment No. 2 on May 4, 2020, this “Agreement”) among DELPHI TECHNOLOGIES PLC (formerly known as DELPHI JERSEY HOLDINGS PLC), a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI POWERTRAIN CORPORATION, a Delaware corporation, and a wholly owned subsidiary of Parent (the “U.S. Parent Borrower”), the Subsidiary Borrowers (as defined herein) from time to time party hereto, the LENDERS from time to time party hereto, the ISSUING BANKS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Delphi Automotive PLC (“Delphi Automotive”) intends to transfer the business constituting its powertrain systems business as contemplated by the Parent’s Form 10 filed with the SEC (as defined herein) on June 9, 2017, as amended on August 11, 2017 and September 7, 2017 (and as may be further amended by any further amendments that, in each case, would not cause the failure of the condition set forth in Section 4.02(i)(i) to be satisfied as of the Closing Date, the “Form 10”) (collectively, the “Spin-Off Business”) to Parent and its Subsidiaries and, on the Closing Date (as defined herein) Delphi Automotive will distribute 100% of the stock of Parent to Delphi Automotive’s existing shareholders (collectively, the “Spin-Off”). In connection with the Spin-Off, the Borrowers have requested that (a) the Tranche A Term Lenders (as hereinafter defined) collectively lend to the Borrowers on the Closing Date Tranche A Term Loans in an aggregate amount of $750,000,000, the net proceeds of which, together with the net proceeds of the Senior Notes (as hereinafter defined), will be used (i) to finance a distribution (the “Distribution”) by Parent to Delphi Automotive of up to $1,400,000,000 in connection with the Spin-Off, (ii) for general corporate purposes and (iii) to pay fees and expenses in connection with the foregoing and (b) the Revolving Lenders (as hereinafter defined) provide Revolving Commitments to the Borrowers in an aggregate amount of $500,000,000.

Definitions

Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Discount” has the meaning provided in Section 2.10(c)(iii).
“Acceptance Date” has the meaning provided in Section 2.10(c)(ii).
“Acceptance Fee” has the meaning assigned to such term in Section 2.23(m).
“Acquired Entity or Business” means each Person, property, business or assets acquired by the Parent Entity or a Restricted Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Parent Entity or such Restricted Subsidiary.
“Act” has the meaning assigned to such term in Section 9.13.
“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this

Agreement) providing for any Incremental Term Loans, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments, which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments and otherwise reasonably satisfactory to the Administrative Agent.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Eurocurrency Borrowing for such Interest Period, multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and Affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Transaction” has the meaning assigned to such term in Section 6.07.
“Agents” means the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Agreement Currency” has the meaning assigned to it in Section 2.21.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Alternative Currency” means Euro, Sterling, Canadian Dollars and any other currencies (other than Dollars) as shall be agreed from time to time among the Administrative Agent, each applicable Lender, each Issuing Bank and the Borrower Agent.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Amendment No. 1” means Amendment No. 1 to Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among the Parent, the U.S. Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Amendment No. 1 Effective Date” means February 10, 2020.
“Amendment No. 2” means Amendment No. 2 to Credit Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Parent, the U.S. Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Amendment No. 2 Effective Date” means May 4, 2020.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Entity, the Borrowers or any of their respective Restricted Subsidiaries from time to time concerning or relating to bribery or corruption or money laundering.
“Applicable Creditor” has the meaning assigned to it in Section 2.21.
“Applicable Participants” means with respect to any Swingline Loan or Letter of Credit, the Revolving Lenders.
“Applicable Percentage” means, at any time (a) with respect to any Revolving Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment, and the denominator of which is the aggregate Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) and (b) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans of such Class. If the Revolving Commitments have terminated or expired, the Applicable Percentages of the Revolving Lenders shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures and to any Revolving Lender’s status as a Defaulting Lender that occur after such termination or expiration.
“Applicable Rate” means with respect to Tranche A Term Loans, Revolving Loans, Swingline Loans and facility fees with respect to the Revolving Facilities, the applicable rate shall be determined based on the Corporate Ratings as follows:

Pricing Level	Corporate Ratings	Facility Fee	Applicable Rate for Eurocurrency Loans and BA Drawings		Applicable Rate for ABR Loans and Canadian Prime Rate Loans
			Tranche A Term Facility	Revolving Facility	Tranche A Term Facility	Revolving Facility
1	At least BBB- (stable or better) or at least Baa3 (stable or better)	0.20%	2.00%	1.80%	1.00%	0.80%
2	Pricing Level 1 does not apply but at least BB+ (stable or better) or at least Ba1 (stable or better)	0.25%	2.125%	1.875%	1.125%	0.875%
3	Neither Pricing Level 1 nor Pricing Level 2 applies but at least BB (stable or better) or at least Ba2 (stable or better)	0.30%	2.25%	1.95%	1.25%	0.95%
4	Pricing Levels 1, 2 and 3 do not apply but at least BB- (stable or better) or at least Ba3 (stable or better)	0.35%	2.375%	2.025%	1.375%	1.025%
5	None of Pricing Levels 1, 2, 3 or 4 applies	0.50%	2.75%	2.25%	1.75%	1.25%

For purposes of the foregoing, (i) if the Corporate Ratings shall fall within the same Pricing Level, the Applicable Rate shall be determined by reference to such Pricing Level, (ii) if both Corporate Ratings are in effect and if such Corporate Ratings shall fall within different Pricing Levels, the Applicable Rate shall be based on (a) the higher of the two ratings if one rating is one Pricing Level lower than the other, (b) one category next below that of the higher rating if one rating is two Pricing Levels lower than the other and (c) one Pricing Level higher than the lower rating if one rating is more than two Pricing Levels lower than the other, (iii) if only one (but not both) Corporate Rating is in effect, the Applicable Rate shall be determined by reference to the Pricing Level in which such rating falls, (iv) if no Corporate Rating is in effect (other than by reason of the circumstances referred to in the last sentence of this definition), then each Rating Agency shall be deemed to have established a rating in Pricing Level 5 and (v) if the Corporate Ratings established or deemed to have been established by a Rating Agency, shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower Agent to the Administrative Agent and the Lenders. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate obligors, the Borrower Agent and the Lenders shall negotiate in good faith to amend the definition of the “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall, at the option of the Borrower Agent, be determined (i) as set forth above using the rating from such Rating Agency most recently in effect prior to such change or cessation or (ii)

disregarding the rating from such Rating Agency. References in this paragraph to Applicable Rate include the rate applicable to the facility fees payable pursuant to Section 2.11(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Arrangers” means JPMCB, Barclays Bank PLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citigroup Global Markets Inc., and Deutsche Bank Securities Inc. in their respective capacities as joint lead arrangers and joint bookrunners for this Agreement.
“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (j) of Section 6.11 which yields Net Cash Proceeds to the Parent Entity or any of its Restricted Subsidiaries in excess of (i) $15,000,000 in the aggregate for any such Disposition or series of related Dispositions and (ii) $75,000,000 when aggregated with all other Dispositions pursuant to clause (j) of Section 6.11 following the Effective Date (or if a Covenant Suspension Period has been in effect, following the most recent Reversion Date), other than Dispositions that are excluded as Asset Sales as a result of clause (i) of this definition.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assignment Tax” has the meaning assigned to it in the definition of “Other Taxes.”
“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or factoring arrangement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
“Augmenting Lender” has the meaning assigned to such term in Section 2.19.
“Availability Period” means, with respect to any Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments under such Revolving Facility in accordance with the provisions of this Agreement.
“Available Amount” means, at any time (the “Reference Time”), an amount (which may not be negative) equal to:
(a) the sum, without duplication, of:
        (i) $150,000,000, plus
        (ii) an amount (if positive) equal to 50% of Consolidated Net Income for the period (taken as a single accounting period) commencing on the first day of the first fiscal quarter of Parent following the Closing Date through the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the Reference Time (excluding amounts of Consolidated Net Income for any fiscal quarter during which a Covenant Suspension Period was in effect), plus
        (iii) the amount of any cash or Cash Equivalents received by the Parent Entity (other than from a Restricted Subsidiary) from and including the Closing Date through and including the Reference Time (excluding any such amounts received during a Covenant Suspension Period) from the issuance and sale of its Qualified Equity Interests except to the extent applied pursuant to Section 6.06(a)(vi), plus
        (iv) the amount of net cash proceeds received by the Parent Entity and its Restricted Subsidiaries following the Closing Date through and including the Reference Time of any Indebtedness of Parent or its Restricted Subsidiaries issued after the Effective Date that has been converted into or exchanged for Qualified Equity Interests (excluding any such net cash proceeds received (a) during a Covenant Suspension Period or (b) from the Parent Entity or a Restricted Subsidiary) except to the extent applied pursuant to Section 6.06(a)(ii); plus
        (v) the amount of any distribution in cash or Cash Equivalents received by the Parent Entity or any Restricted Subsidiary or received by the Parent Entity or any Restricted Subsidiary upon any Disposition following the Closing Date through and including the Reference Time (excluding any such amounts received during a Covenant Suspension Period), in each case, in respect of any Investment made in reliance on Section 6.05(i) (not to exceed the original amount of such Investment), plus
        (vi) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (excluding any such redesignation made during a Covenant Suspension Period), the Fair Market Value of the Parent Entity’s proportionate interest in such Subsidiary immediately following such redesignation, in each case, in respect of any Investment made in reliance on Section 6.05(i) (not to exceed the original amount of such Investment), minus
(b) the sum, without duplication, of:
        (i) the aggregate amount of Restricted Payments made pursuant to Sections 6.04(g) on or after the Closing Date and prior to the Reference Time; plus
        (ii) the aggregate amount of Investments made on or after the Closing Date in reliance on Sections 6.05(i) prior to the Reference Time; plus
        (iii) the aggregate amount of prepayments of Subordinated Indebtedness made in reliance on Section 6.06(a)(iv) on or after the Closing Date and prior to the Reference Time.
“BA Drawing” means B/As accepted and purchased, and any BA Equivalent Loan made in lieu of such acceptance and purchase, on the same date and as to which a single Contract Period is in effect.
“BA Equivalent Loan” has the meaning assigned to such term in Section 2.23(j).

“Bail-In Action” means, as to any Affected Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of such Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankers’ Acceptance” and “B/A” mean a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the applicable Borrower and accepted by a Revolving Lender (the foregoing to include a Discount Note except where the context otherwise requires).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control with respect to a Borrower to the extent that such Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“board of directors” means:
(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(b) with respect to a partnership, the board of directors of the general partner of the partnership;
(c) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and
(d) with respect to any other Person, the individual or board or committee of such Person serving a management function similar to those described in clauses (a), (b) or (c) of this definition.
“Borrower Agent” has the meaning assigned to such term in Section 2.25.
“Borrowers” means the Foreign Borrowers and the Domestic Subsidiary Borrowers; and each, a “Borrower”.“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and, in the case of BA Drawings, as to which a single Contract Period is in effect, (b) Term Loans of a single Class made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan of the same Class.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £3,000,000, and (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$5,000,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, and (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$1,000,000.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) when used in connection with any Loan or Letter of Credit denominated in any Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Alternative Currency in London and the principal financial center for such Alternative Currencies, as reasonably determined by the Administrative Agent and notified to the Borrower Agent in writing from time to time, (c) when used in connection with a Loan or Letter of Credit denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro, (d) when used in connection with any Loan or any Letter of Credit denominated in Canadian

Dollars, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed, and (e) when used in connection with any Loan or Letter of Credit denominated in Sterling, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed.
“Canada” means the country of Canada and any province or territory thereof.
“Canadian Dollars” or “CAD$” refers to lawful money of Canada.
“Canadian Funding Office” means the office as may be specified as such from time to time by the Administrative Agent by written notice to the Borrower Agent and the Revolving Lenders.
“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by JPMCB, Toronto Branch as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one-month term in effect from time to time plus 0.75% per annum.
“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.
“Cash Equivalents” means
(a) Dollars or money in other currencies received in the ordinary course of business;
(b) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;
(c) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;
(d) demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000;
(e) repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated A1 by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;
(f) commercial paper rated at least A1 or the equivalent thereof by S&P or P1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition;
(g) short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above;
(h) shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition; and
(i) in the case of the Parent Entity or a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which the Parent Entity or such Subsidiary conducts business.
“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of a Lender (i) on the Effective Date or at the time it enters into an agreement with the Parent Entity or any Restricted Subsidiary with respect to Cash Management Obligations or (ii) at the time the Borrower Agent notifies the Administrative Agent that such Person and its Affiliates are “Cash Management Banks” hereunder.
“Cash Management Obligations” means obligations owed by the Parent Entity or any Restricted Subsidiary to any Cash Management Bank in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any commercial cards, (2) letter of credit facilities in favor of or on behalf of Foreign Subsidiaries designated in writing delivered to the Administrative Agent by the Borrower Agent as “Cash Management Obligations” in an aggregate principal amount not to exceed $15,000,000 at any time outstanding and (3) the Parent Entity’s or any Restricted Subsidiary’s participation in commercial (or purchasing) card programs at any Cash Management Bank (“card obligations”).
“Casualty Event” means any event that gives rise to the receipt by the Parent Entity or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any Property in excess of (i) $15,000,000 for any individual event or series of related events and (ii) $75,000,000 when aggregated with all events that are excluded as “Casualty Events” following the Effective Date (or if a Covenant Suspension Period has been in effect, following the most recent Reversion Date), other than any such events that are excluded as a result of clause (i) of this definition.
“CDOR Rate” means on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If such rate does not appear on the Reuters Screen CDOR Page as provided in preceding sentence, the Administrative Agent may elect (i) the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the reference banks reasonably selected by the Administrative Agent and notified to the Borrower Agent, as of 10:00 a.m. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day, or (ii) then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Contract Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day. Notwithstanding the foregoing, in the event that the CDOR Rate for any period as determined above would be less than zero, the CDOR Rate for such period shall be deemed to be zero.
“Change in Control” means the occurrence of any event, transaction or occurrence following the Spin-Off as a result of which:
(a) any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder) has the ability to appoint the majority of the members of the Parent Entity’s board of directors (or comparable governing body) (it being understood and agreed that the formation of a Permitted Parent Holding Company shall not constitute a Change in Control under this clause (a)); or
(b) the Parent Entity ceases to own, directly or indirectly through any one or more wholly-owned Restricted Subsidiaries, 100% of the Equity Interests of U.S. Parent Borrower and each Subsidiary Borrower (if any).
“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Effective Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Charges” has the meaning assigned to such term in Section 9.14.
“Class,” when used in reference to (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Incremental Term Loans of any series, Extended Term Loans of any series, Replacement Term Loans of any series or Swingline Loans and (ii) any Commitment, refers to whether such Commitment is a Revolving Commitment, Extended Revolving Commitment or Tranche A Term Commitment.
“Closing Date” means the date on which each of the conditions set forth in Section 4.02 has been satisfied.
“Co-Documentation Agents” means Bank of America, N.A., Citibank, N.A. and Deutsche Bank Securities Inc., in their capacities as co-documentation agents for this Agreement.

“Co-Syndication Agents” means Goldman Sachs Bank USA and Barclays Bank PLC in their capacities as co-syndication agents for this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.
“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Foreign Security Agreement and each other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of all or any part of the Obligations and, during any Collateral Reinstatement Period, any New Collateral Documents delivered to the Administrative Agent pursuant to Section 5.11(b) with respect to such Collateral Reinstatement Period, and each other document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Reinstatement Date” has the meaning specified in Section 5.11(b).
“Collateral Reinstatement Event” has the meaning specified in Section 5.11(b).
“Collateral Reinstatement Period” means each period commencing on the Collateral Reinstatement Date with respect to such period and ending on any Collateral Suspension Date occurring after such Collateral Reinstatement Date.
“Collateral Suspension Date” means the first date following the Effective Date or any Collateral Reinstatement Date on which: (i) at least one of the Corporate Ratings is an Investment Grade Rating, (ii) no Default or Event of Default has occurred and is continuing under this Agreement, (iii) no Indebtedness secured by Liens on the Collateral permitted by Section 6.02(v) is outstanding (unless the Liens securing such Indebtedness are contemporaneously released) and (iv) a Responsible Officer of the Borrower Agent has delivered an officer’s certificate to the Administrative Agent that (1) certifies to the satisfaction or concurrent satisfaction of the foregoing and (2) requests the Administrative Agent to take any reasonably requested actions to evidence such release of Collateral in accordance with the second sentence under Section 5.11(a).
“Collateral Suspension Period” means each period commencing on the Collateral Suspension Date with respect to such period and ending on any Collateral Reinstatement Date occurring after such Collateral Suspension Date.
“Commitment” means a Revolving Commitment, Extended Revolving Commitment or Tranche A Term Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income (except with respect to clause (viii) below), (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including, but not limited to goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill, intangibles or long-lived assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations except to the extent representing an accrual for future cash outlays, (vi) any other non-cash items except to the extent representing an accrual for future cash outlays, (vii) any unusual, infrequent, extraordinary, restructuring, business optimization or similar expense, loss or charge (including, without limitation, the amount of any (x) restructuring, integration, transition, spin-off, severance, facility closing, new facility start-up and similar losses, expenses or charges and (y) charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Parent Entity and its Restricted Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines); provided, however, for any Test Period ending on or after September 30, 2021, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vii), together with any amounts added back to Consolidated EBITDA pursuant to clause (viii) below, shall not exceed 20% of total Consolidated EBITDA for such period (calculated prior to giving effect to any increase pursuant to this clause (vii) and clause (viii) below), (viii) “run-rate” cost savings, synergies, operating expense reductions and operating improvements projected by the Borrower Agent in good faith to result from actions taken or expected to be taken (which cost savings or synergies shall be subject only to certification by a Responsible Officer of the Borrower Agent and shall be calculated on a Pro Forma Basis as though such cost savings, synergies, operating expense reductions and operating improvements had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) a Responsible Officer of the Borrower Agent shall have in good faith certified to the Administrative Agent that (x) such cost savings or synergies are reasonably anticipated to be realizable as a result from such actions and (y) such actions have been taken or are to be taken within eighteen (18) months from the date of determination; provided, however, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (viii) for any Test Period, together with any amounts added back to Consolidated EBITDA pursuant to clause (vii) above for any Test Period ending on or after September 30, 2021, shall not exceed 20% of total Consolidated EBITDA for such period (calculated prior to giving effect to any increase pursuant to clause (vii) and this clause (viii)), (ix) restructuring costs and expenses incurred (x) during the fiscal year of the Parent Entity ending December 31, 2017, in an amount not to exceed $125 million during such period and (y) during the fiscal year of the Parent Entity ended December 31, 2018 in an amount not to exceed $50 million during such period, (x) costs and expenses incurred in connection with the Spin-Off during the fiscal years of the Parent Entity ended December 31, 2017 and December 31, 2018, (xi) without duplication, income of any non-wholly owned Restricted Subsidiaries and deductions attributable to minority interests, (xii) any non-cash costs or expenses incurred by the Parent Entity or a Restricted Subsidiary pursuant to any employee or management equity plan or stock plan with respect to Equity Interests of the Parent Entity, (xiii) expenses with respect to casualty events, (xiv) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any permitted acquisition, investment or disposition permitted hereunder and (xv) non-cash charges pursuant to SFAS 158, minus, to the extent included in Consolidated Net Income, the sum of (x) any unusual, infrequent or extraordinary income or gains and (y) any other non-cash income (except to the extent representing an accrual for future cash income), all calculated for the Parent Entity and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133.
“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Parent Entity and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capital Lease Obligations of the Parent Entity and its Restricted Subsidiaries for such period, (b) commissions, discounts and other fees and charges owed by the Parent Entity or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Parent Entity and its Restricted Subsidiaries for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Parent Entity or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Parent Entity or a wholly owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Parent Entity or any of its Restricted Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Parent Entity or any of its Restricted Subsidiaries for such period, (g) all interest on any Indebtedness of the Parent Entity or any of its Restricted Subsidiaries of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness of the Parent Entity and its Restricted Subsidiaries.
“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent Entity and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Parent Entity and its Restricted Subsidiaries for any period, there shall be excluded (a) extraordinary items, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent Entity or is merged into or consolidated with the Parent Entity or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (c) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent Entity) in which the Parent Entity or any of its Restricted Subsidiaries has an ownership interest (including any Unrestricted Subsidiary), except to the extent that any such income is actually received by the Parent Entity or such Restricted Subsidiary in the form of dividends or similar distributions, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any acquisition, investment, asset disposition, issuance or repayment of Indebtedness, purchase, issuance or sale of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) the cumulative effect of a change in accounting principles.
“Consolidated Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness as of such date, excluding any amount of Indebtedness included therein that is not secured by a Lien on any Property of the Parent Entity or any Restricted Subsidiary as of such date (except that Indebtedness under this Agreement and any Indebtedness (and Permitted Refinancing Indebtedness in respect thereof) incurred in reliance on compliance with a maximum Consolidated Secured Leverage Ratio shall be deemed to be secured by Liens on the assets of the Loan Parties for purposes of determining the Consolidated Secured Leverage Ratio).
“Consolidated Secured Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Secured Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Parent Entity in accordance with GAAP.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Parent Entity and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness for borrowed money of the Parent Entity and its Restricted Subsidiaries outstanding as of such time of a type required to be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP minus (ii) the lesser of (x) $400,000,000 and (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Parent Entity and its Restricted Subsidiaries.
“Contract Period” means the term selected by the Borrower Agent applicable to Bankers’ Acceptances in accordance with Section 2.23(b).
“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Corporate Ratings” means (i) the Parent Entity’s or the U.S. Parent Borrower’s corporate credit rating from S&P and (ii) the Parent Entity’s or the U.S. Parent Borrower’s corporate family rating from Moody’s, or, in each case, an equivalent rating by any other Rating Agency; provided that, in each case, if there are ratings in effect for both the Parent Entity and the U.S. Parent Borrower from a single Rating Agency, then the “Corporate Ratings” from such Rating Agency shall be based on the lower rating.
“Covenant Suspension Period” means each period (i) commencing on the first date following the Effective Date or any Reversion Date that both Corporate Ratings are Investment Grade Ratings and no Default or Event of Default has occurred and is continuing and (ii) ending on the date that either Corporate Rating ceases to be an Investment Grade Rating (any such date, a “Reversion Date”).
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.16.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
“CTA” means the Corporation Tax Act 2010 of the United Kingdom.
“Default” means any event or condition, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Revolving Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.
“Delphi Automotive” has the meaning set forth in the preamble to this Agreement.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Entity or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Agent, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.
“Designated Person List” has the meaning assigned to it in the definition of “Eligible Assignee.”
“Direction” has the meaning provided in Section 2.16(i)(i)(3)(A).

“Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit B4, issued by the applicable Borrower to a Non BA Lender to evidence a BA Equivalent Loan.
“Discount Proceeds” means for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable date of Borrowing or conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and.00005 being rounded up.
“Discount Range” has the meaning provided in Section 2.10(c)(ii).
“Discount Rate” means with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, the CDOR Rate for the appropriate term, and (b) for a Revolving Lender which is not a Schedule I Lender, the sum of (I) the greater of (i) 0% and (ii) arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by three Schedule I banks (that are acceptable to the Administrative Agent) in accordance with their normal practices at or about 10:00 a.m. (Local Time) on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus (II) 0.1% per annum.
“Discounted Prepayment Option Notice” has the meaning provided in Section 2.10(c)(ii).
“Discounted Voluntary Prepayment” has the meaning provided in Section 2.10(c)(i).
“Discounted Voluntary Prepayment Notice” has the meaning provided in Section 2.10(c)(v).
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (whether effected pursuant to a Division or otherwise); and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided that “Dispositions” shall exclude any Disposition or series of related of Dispositions relating to Property with a Fair Market Value of $10,000,000 or less.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Parent Entity has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan A Maturity Date; provided that only the portion of such Equity Interest that is required to be redeemed, is so redeemable or is so convertible at the option of the holder thereof before such date will be deemed to be Disqualified Equity Interests.
“Distribution” has the meaning set forth in the preamble to this Agreement.
“Division” has the meaning assigned to such term in Section 1.09.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.07 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Restricted Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.
“Domestic Subsidiary Borrower” means (i) the U.S. Parent Borrower and (ii) any other Subsidiary Borrower that is a Domestic Subsidiary.
“Draft” means (a) a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the applicable Borrower on a Revolving Lender, denominated in Canadian Dollars and bearing such distinguishing letters and numbers as such Revolving Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Revolving Lender, or (b) a depository bill within the meaning of the Depository Bills and Notes Act (Canada); provided, however, that the Administrative Agent may require such Revolving Lender to use a general form of Bankers’ Acceptance satisfactory to the Borrower Agent and such Revolving Lender, each acting reasonably, provided by the Administrative Agent for such purpose in place of each Revolving Lender’s own form.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which each of the conditions set forth in Section 4.01 has been satisfied.
“Eligible Assignee” means (a) in the case of the Revolving Loans and Revolving Commitments, a Lender under the Revolving Facilities or an Affiliate of a Lender under the Revolving Facilities that is customarily engaged in the business of extending credit or investing in bank loans and (b) in the case of the Term Loans and the Tranche A Term Commitments, (i) a Lender, (ii) an Affiliate of a Lender that is customarily engaged in the business of extending credit or investing in bank loans or (iii) an Approved Fund of a Lender and (c) any financial company or financial institution that extends credit or invests in bank loans as one of its businesses approved (each such approval not to be unreasonably withheld or delayed) by (A) the Administrative Agent, (B) in the case of the Revolving Commitments under any Revolving Facility, the Swingline Lender and each applicable Issuing Bank under such Revolving Facility and (C) unless a Specified Event of Default has occurred and is continuing, the Borrower Agent; provided that (1) it shall be deemed to be reasonable for the Borrower Agent to withhold consent to Persons that (x) are competitors of the Parent Entity and its Restricted Subsidiaries or (y) invest, as a substantial part of their funds, in companies that are in financial distress (as determined by the Borrower Agent in good faith) (any such Persons under clause (x) or (y), “Designated Persons”) and (2) notwithstanding clause (C) of this definition, during the continuation of a Specified Event of Default, the Borrower Agent’s consent shall be required for an assignment to a Designated Person solely to the extent that such Designated Person is included on the list of Designated Persons (such list, the “Designated Person List”) that has been previously sent to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com prior to the date that the relevant trade has been entered into. The Administrative Agent shall (a) post the Designated Person List provided by the Borrower Agent and any updates thereto from time to time on the Platform to “public siders” and/or “private siders,” provided, that no such updates pursuant to this clause (a) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Designated Persons, (b) provide the Designated Person List to each Lender requesting the same, and/or (c) provide the Designated Person List to any potential assignee under Section 9.04(b) requesting the same (but solely to the extent that such potential assignee is subject to customary confidentiality obligations relating to the Designated Person List); provided, however, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to the Designated Person List.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Engagement Letter” means the letter agreement, dated as of August 24, 2017, by and among Parent and the Arrangers.
“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials or the environment on health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Entity or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Entity, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the occurrence with respect to any Plan of a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the U.S. Parent Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Sections 4041(c) or 4042 of ERISA; (e) the receipt by the U.S. Parent Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the U.S. Parent Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the U.S. Parent Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the U.S. Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the U.S. Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the U.S. Parent Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” refers to the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.
“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at or about 11:00 a.m. (Local Time) on the date of determination on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Agent, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net or overall gross income (or capital, net worth and similar Taxes imposed in lieu thereof) and franchise Taxes, in each case, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in (a), (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.18(b)), with respect to any Loan made to the U.S. Parent Borrower or any Domestic Subsidiary Borrower, any U.S. federal withholding tax that is imposed pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.16(a), (d) with respect to any Loan made to a UK Borrower, any UK Tax Deduction regarded as an Excluded Tax pursuant to Section 2.16(i), (e) with respect to any Loan made to an Irish Borrower, any Tax imposed by Ireland for which an increased payment is not required under Section 2.16 pursuant to Section 2.16(j), (f)  any withholding tax attributable to a Lender’s failure to comply with Section 2.16(e), (g) any Tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement implementing the foregoing and any related laws, regulations or official administrative practices implementing the foregoing, (h) any loss or liability suffered or incurred with respect to any UK Bank Levy (or any payment attributable to, or liability arising as a consequence of a UK Bank Levy) in respect of a Loan made to a UK Borrower, (i) any Luxembourg registration duties (droits d’enregistrement) payable as a result of a voluntary registration of a Loan Document or of any document in connection with a Loan Document with the Administration de l’Enregistrement et des Domaines in Luxembourg where such registration is not required to maintain, preserve, or enforce the rights of a Lender under such document and (j) any interest, additions to Taxes and penalties with respect to any Taxes described in clauses (a) through (i) of this definition.
“Existing Letters of Credit” means each Letter of Credit outstanding on the Closing Date and listed on Schedule 1.01.
“Existing Term Loan Class” has the meaning provided in Section 2.20(a).
“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.20 that are substantially identical to the Revolving Commitments except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Commitments.
“Extended Term Loans” has the meaning provided in Section 2.20(a).
“Extending Term Lender” has the meaning provided in Section 2.20(c).
“Extension Election” has the meaning provided in Section 2.20(c).
“Extension Request” has the meaning provided in Section 2.20(a).
“Facility” means each of the Revolving Facility and the Term Loan A Facility.
“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower Agent), including reliance on the most recent real property tax bill or assessment in the case of real property.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if negative, such rate shall be deemed to be 0.00%.
“Fee Letter” means the letter agreement, dated as of August 24, 2017 by and among Parent, the Administrative Agent and JPMCB.
“Finance Party” means the Agent, each Arranger, each Co-Documentation Agent, each Co-Syndication Agents, each Lender and each Issuing Bank.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower Agent or the Parent Entity, as the context requires.

“First Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit C (with such changes thereto as are reasonably acceptable to the Administrative Agent and the Borrower Agent), by and between the Administrative Agent and the collateral agent for one or more classes of Permitted Secured Notes that are intended to be secured by Liens ranking pari passu with the Liens securing the Obligations.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Borrower” means (i) Parent (unless Parent has ceased to be a Borrower), (ii) any Parent Entity (other than Parent) that has become a Foreign Borrower in accordance with Section 9.02(c)(i), and (iii) any Foreign Subsidiary Borrower.
“Foreign Guarantor” means (i) the Parent Entity (other than with respect to its own obligations), so long as the Parent Entity is not organized under the laws of the United States, any State thereof or the District of Columbia, (ii) any Foreign Borrower (other than with respect to its own obligations) and (iii) any Foreign Subsidiary of the Parent Entity that directly owns Equity Interests of the U.S. Parent Borrower.
“Foreign Guarantor Collateral Requirement” means a perfected first priority pledge of (a) the Equity Interests in the U.S. Parent Borrower and any other Domestic Subsidiary Borrower, if applicable, and (b) each intercompany note in an aggregate principal amount of greater than $15,000,000 owned by each Foreign Guarantor.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Security Agreement” means, collectively, each local law security agreement, pledge agreement or other document executed and delivered pursuant to Section 5.09 in order to secure the Obligations by the assets of a Foreign Guarantor.
“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Entity that is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” means any Subsidiary Borrower that is not a Domestic Subsidiary.
“Form 10” has the meaning set forth in the preamble to this Agreement.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the

Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Agent in good faith.
“Guarantors” means the U.S. Guarantors and the Foreign Guarantors.
“Guaranty” means (i) the guaranty, dated as of the Closing Date and as amended and supplemented from time to time, executed by each of the Guarantors, and substantially in the form attached as Exhibit H attached hereto and (ii) each New Guaranty delivered to the Administrative Agent pursuant to Section 5.12(b).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.
“Hedge Bank” means any Person that is a Lender, the Administrative Agent or an Affiliate of a Lender (i) on the Effective Date or at the time it enters into a Swap Agreement with the Parent Entity or any Restricted Subsidiary (regardless of whether such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of a Lender) or (ii) at the time the Borrower Agent notifies the Administrative Agent that such Person and its Affiliates are “Hedge Banks” hereunder.
“HMRC” means Her Majesty’s Revenue and Customs in the United Kingdom.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”
“Increased Commitments” has the meaning assigned to such term in Section 2.19.
“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Incremental Basket Amount” has the meaning assigned to such term in Section 2.19(a).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.19.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the Fair Market Value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the principal amount of obligations of such Person under any Swap Agreement, as determined in a manner consistent with the definition of “Material Indebtedness” and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor; provided that “Indebtedness” shall not include current intercompany liabilities and advances incurred in the ordinary course of business.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Initial Investing Person” has the meaning assigned to it in the definition of “Investment.”
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Prime Rate Loans, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to by the Administrative Agent and all applicable Lenders, thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intermediate Investing Person” has the meaning assigned to it in the definition of “Investment.”
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.
“Invested Amount” has the meaning assigned to it in the definition of “Investment.”
“Investment” means, as to any Person, any acquisition of, or investment by such Person in, any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that “Investments” shall not include intercompany current liabilities and advances incurred in the ordinary course of business. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Parent Entity or any Restricted Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Parent Entity or one or more other Restricted Subsidiaries to ultimately make an Investment of the Invested Amount in the Parent Entity, any Restricted Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Parent Entity or one or more other Restricted Subsidiaries other than the Subject Person (each, an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Grade Rating” means (i) the Parent Entity’s or the U.S. Parent Borrower’s, as applicable, corporate credit rating is equal to or higher than BBB (with a stable or better outlook) (or the equivalent) by S&P and (ii) the Parent Entity’s or the U.S. Parent Borrower’s, as applicable, corporate family rating is equal to or higher than Baa3 (with a stable or better outlook) (or the equivalent) by Moody’s, or if S&P or Moody’s cease to provide ratings an equivalent rating by any replaced Rating Agency, in each case with a stable or better outlook.
“Ireland” means Ireland exclusive of Northern Ireland.
“Irish Borrower” means any Borrower that becomes a Borrower after the Closing Date and that is a resident for tax purposes in Ireland.
“Irish Qualifying Lender” means a Lender which is beneficially entitled to all payments made to it and which at the time the payment is made is:
        (i) a bank within the meaning of Section 246 of the TCA which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA; or
        (ii) a body corporate which is resident for tax purposes in a Relevant Territory (for these purposes residence is determined under the tax laws of the Relevant Territory) and either (i) that Relevant Territory imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or (ii) the interest is exempted from Irish income tax pursuant to the terms of a tax treaty that is in force on the date the relevant interest is paid (or would be so exempted if such Treaty, which had been signed on or before that date, had the force of law by virtue of Section 826(1) of the TCA); provided in each case that such body corporate does not have its applicable lending office in Ireland and does not carry on a trade through an Irish branch with which the interest is connected; or
        (iii) a company incorporated in the United States that is subject to tax in the United States on its worldwide income; provided that such corporation does not have its applicable lending office located in Ireland and does not carry on a trade through an Irish branch to which the interest is connected; or
        (iv) a limited liability company organized in the United States, the ultimate recipients of the interest payable to it are Irish Qualifying Lenders within paragraph (ii) or (iii) of this definition and the business conducted through such limited liability company is so structured for market reasons and not for tax avoidance purposes; provided that such limited liability company does not have its applicable lending office located in Ireland and the ultimate recipients of the interest do not carry on a trade through an Irish branch to which the interest is connected;
        (v) a qualifying company within the meaning of Section 110 of the TCA; or
        (vi) a body corporate:
(A) which advances money in the ordinary course of a trade which includes the lending of money;
(B) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such body corporate; and

(C) which has made the appropriate notifications under Section 246(5)(a) of the TCA;
        (vii) an Irish Treaty Lender; or
        (viii) an investment undertaking within the meaning of section 739B of the TCA.
“Irish Treaty” has the meaning assigned to it in the definition of “Irish Treaty State.”
“Irish Treaty Lender” means, in respect of an Irish Borrower, a Lender which:
(a) is treated as a resident of an Irish Treaty State for the purposes of the Irish Treaty; and
(b) does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.
“Irish Treaty State” means a jurisdiction having a tax treaty with Ireland (an “Irish Treaty”) which makes provision for full exemption from tax imposed by Ireland on interest, subject to the completion of procedural formalities.
“IRS” means the U.S. Internal Revenue Service.
“Issuing Bank” means (i) each Person party hereto with an LC Commitment and (ii) each other Person that becomes an Issuing Bank in accordance with Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.05(i).
“ITA” means the Income Tax Act 2007 of the United Kingdom.
“Joinder Agreement” has the meaning assigned to such term in Section 9.02.
“JPMCB” means JPMorgan Chase Bank, N.A. in its individual capacity.
“Judgment Currency” has the meaning assigned to it in Section 2.21.
“Junior Liens” means Liens on the Collateral that are junior to the Liens thereon securing the Obligations pursuant to a Second Lien Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Second Lien Intercreditor Agreement (together with such amendments to the Collateral Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Administrative Agent and the Borrower Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Second Lien Intercreditor Agreement and/or Collateral Documents (as applicable) covering such Liens are already in effect).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“LC Commitment” means, with respect to each Issuing Bank, the commitment, if any, of such Issuing Bank to issue Letters of Credit as indicated on Schedule 2.01, as such commitment may be reduced or increased from time to time pursuant to Section 2.05(i). The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or shall be set forth in the assignment or joinder documentation pursuant to which such Issuing Bank shall have assumed its LC Commitment, as the case may be. The initial aggregate amount of the Issuing Banks’ LC Commitments on the Effective Date is equal to the LC Exposure Sublimit.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraph (e) of Section 2.05.
“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
“LC Exposure Sublimit” means $100,000,000.
“LCT Election” has the meaning assigned to such term in Section 1.08.
“LCT Test Date” has the meaning assigned to such term in Section 1.08.
“Lender Participation Notice” has the meaning provided in Section 2.10(c)(iii).
“Lenders” means the Persons listed on Schedule 2.01 to this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement provided that any letters of credit issued hereunder by Barclays Bank PLC or Deutsche Bank AG New York Brank, in each case, in its capacity as an Issuing Bank, will only be standby letters of credit.
“LIBO Rate” means with respect to any Eurocurrency Borrowing for any applicable currency for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (the “LIBO Screen Rate”) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion at approximately 11:00 a.m., London time, on the Quotation Date; provided that if the LIBO Screen Rate for any currency shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate for such currency shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Limited Condition Transaction” means any (i) acquisition or other similar Investment, including by means of a merger, amalgamation or consolidation, by the Parent Entity or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Parent Entity or its Restricted Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (ii) any Restricted Payment consisting of a dividend on the common shares of the Parent Entity and (iii) any redemption of Indebtedness of the Parent Entity or any Restricted Subsidiary that is not conditioned upon the availability of financing and which requires irrevocable prior notice of redemption.
“Loan Documents” means this Agreement, the Guaranty (other than during a Covenant Suspension Period as it relates to the Guaranty by Guarantors other than the Parent Entity), the Collateral Documents (other than during a Collateral Suspension Period), Amendment No. 1, Amendment No. 2, any promissory notes executed and delivered pursuant to Section 2.09(e), and any amendments, waivers, supplements or other modifications to any of the foregoing.
“Loan Parties” means, collectively, the Borrowers and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (a) local time in New York City, with respect to the times for (i) the determination of “Dollar Equivalent”; (ii) the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any Lender or any Issuing Bank domiciled in the U.S.; (b) local time in Toronto, Canada, with respect to the time for the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any Revolving Lender with respect to Revolving Loans denominated in Canadian Dollars or any Issuing Bank issuing Letters of Credit denominated in Canadian Dollars; (c) local time in London, England, with respect to the times for the determination of “LIBO Rate” and with respect to the receipt and sending of disbursements or payments in Sterling or Euro; (d) local time at the place of determination, if such local time as of such place for determination is specified herein; and (e) in all other circumstances, New York, New York time.
“LTM EBITDA” means, at any time, Consolidated EBITDA for the Parent Entity for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b).
“Luxembourg” means the Grand Duchy of Luxembourg.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Parent Entity and the Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Entity and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Entity or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Entity or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Real Property” means, on any date, any real property owned by any Loan Party (a) with a Fair Market Value as of such date in excess of $15,000,000 and (b) not located in an area that has been identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area within the meaning of the Flood Insurance Laws.
“Material Subsidiary” means any Restricted Subsidiary (or group of Restricted Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 102(w) of Regulation SX.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds to secure debt, security deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 5.09.
“Mortgaged Property” means (a) each Material Real Property identified as a Mortgaged Property on Schedule 5.09(b) and (b) each Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09(b)(D).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Parent Entity or any Restricted Subsidiary) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property subject to such Asset Sale or Casualty Event and that is required to be repaid (and is repaid) in connection with such Asset Sale or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness secured by Liens that are subject to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Parent Entity or such Restricted Subsidiary in connection with such Asset Sale or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith and (D) the Borrower Agent’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale or Casualty Event; provided that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Parent Entity or any Restricted Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (D) above that have not been satisfied in cash within three hundred and sixty-five (365) days after such Asset Sale or Casualty Event; and (b) with respect to the incurrence or issuance of any Indebtedness by the Parent Entity or any Restricted Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Parent Entity or such Restricted Subsidiary in connection with such incurrence or issuance.
“New Collateral Documents” has the meaning specified in Section 5.11(b).
“New Guaranty” has the meaning specified in Section 5.12(b).
“Non BA Lender” means a Revolving Lender that cannot or does not as a matter of policy accept bankers’ acceptances.
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Parent Entity and its Restricted Subsidiaries to any of the Issuing Banks, the Lenders, their Affiliates, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article III and Hedge Banks, individually or collectively (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured), arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof) and all Cash Management Obligations, in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).
“OFAC” has the meaning assigned to such term in Section 9.04.
“Offered Loans” has the meaning provided in Section 2.10(c)(iii).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding (i) any Luxembourg registration duties (droits d’enregistrement) payable as a result of a voluntary registration of a Loan Document or of any document in connection with a Loan Document with the Administration de l’Enregistrement et des Domaines in Luxembourg where such registration is not required to maintain, preserve, or enforce the rights of a Lender under such document and (ii) any such Tax imposed as a result of an assignment (other than an assignment made at the request of a Borrower pursuant to Section 2.18) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than a connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parallel Debt” has the meaning set forth in Article VIII.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Entity” means Parent, or following the assumption of Parent’s obligations hereunder by a Permitted Parent Holding Company pursuant to a supplement in form reasonably satisfactory to the Administrative Agent and such Permitted Parent Holding Company having become a Guarantor, such Permitted Parent Holding Company (it being understood that Parent shall not be released as a Guarantor in connection with any such assumption unless otherwise expressly permitted hereunder); provided that in connection with the substitution of a Permitted Parent Holding Company as the Parent Entity the Borrower Agent shall have (A) given the Administrative Agent and the Lenders at least ten Business Days (or such lesser period as may be agreed by the Administrative Agent) prior notice (such notice to contain the name, primary business address and taxpayer identification number of such Permitted Parent Holding Company), (B) delivered to the Administrative Agent corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Permitted Parent Holding Company reasonably equivalent to comparable documents delivered on the Effective Date and the Closing Date, as applicable and (C) delivered to the Administrative Agent any documentation or other information reasonably requested by the Administrative Agent and necessary to satisfy obligations of the Lenders described in Section 9.13 or any applicable “know your customer” or other anti-money laundering Laws.“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time.
“Permitted Debt Securities” means the Senior Notes and any other Indebtedness consisting of notes or loans under credit agreements, indentures other similar agreements or instruments incurred or Guaranteed by Loan Parties following the Effective Date, including Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Parent Entity or a Restricted Subsidiary; provided that (i) (A) in the case of unsecured Indebtedness, such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the 91st day after the Term Loan A Maturity Date and (B) in the case of secured Indebtedness, (1) such Indebtedness does not mature, (x) in the case of Indebtedness secured by a first priority lien, prior to the Term Loan A Maturity Date and (y) in the case of Indebtedness secured by a Junior Lien, prior to the 91st day after the Term Loan A Maturity Date and (2) such Indebtedness does not have Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Tranche A Term Loans; provided that the requirements set forth in this clause (i) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility automatically converts into long-term Indebtedness that satisfies the requirements of this clause (i), (ii) except for Permitted Secured Notes, such Indebtedness is not secured by any assets of the Parent Entity or any of its Restricted Subsidiaries, (iii) such Indebtedness is not incurred or guaranteed by any Restricted Subsidiaries that are not Loan Parties, and (iv) the other terms and conditions relating to such debt securities or loans (other than pricing, interest rate margins, rate floors, discounts, premiums, fees, and optional prepayment or optional redemption terms and provisions, all of which shall be determined by the Borrower Agent) are (x) in the case of secured loans, in the aggregate, not materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower Agent, except for covenants or other provisions applicable only to periods after the then Term Loan A Maturity Date at the time such Indebtedness is incurred or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement) and (y) in the case of unsecured loans and debt securities, on market terms at the time of issuance or incurrence thereof, as determined in good faith by the Borrower Agent (but with such terms in no event to include a more restrictive financial maintenance covenant than any financial maintenance covenant then applicable under this Agreement).
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes, assessments or other governmental charges that (i) are not yet due and payable or (ii) are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Parent Entity or any Restricted Subsidiary;
(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, oil and gas leases, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Parent Entity or any Restricted Subsidiary;
(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Parent Entity or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;
(h) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(i) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and
(j) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
provided that, except as expressly set forth in this definition, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Foreign Borrower Jurisdictions” means, with respect to the Revolving Facility (x) the United Kingdom, Jersey, Ireland, Luxembourg and the Netherlands and (y) each other jurisdiction approved by the Administrative Agent and the Lenders under the applicable Facility, such approval not to be unreasonably withheld or delayed; provided that in connection with the addition of any Borrower pursuant to clause (y), without any further consent of any Lender (but with prior written notice to the Lenders), the Administrative Agent and the Borrowers may enter into an amendment to this Agreement and any other Loan Documents to include applicable local law provisions (including with respect to the

Tax gross-up provisions) as are mutually agreed to be customary for facilities similar to this Agreement with borrowers that are organized in such jurisdictions.
“Permitted Parent Borrower Release” means the release of Parent as a Borrower hereunder (but not as a Guarantor under the Guaranty to the extent Parent remains the Parent Entity after giving effect to such release) which shall be permitted at any time (i) no Event of Default has occurred and is continuing, (ii) Parent does not have outstanding any Loans or Letters of Credit under this Agreement and (iii) a Responsible Officer of Parent delivers a certificate to the Administrative Agent stating that Parent is requesting to be released as a “Borrower” hereunder in compliance with Section 9.02(c).
“Permitted Parent Guarantor Jurisdictions” means the United Kingdom, a member of the European Union (as in effect on the Effective Date), Ireland, Bermuda, the Cayman Islands, the Channel Islands (including Jersey), Luxembourg, the Netherlands, Singapore or Switzerland; provided that the Borrower Agent shall have consulted with the Administrative Agent with respect to the transfer of Parent’s jurisdiction of organization to such jurisdiction prior to Parent reorganizing to such jurisdiction or prior to a Permitted Parent Holding Company becoming the Parent Entity hereunder and shall have delivered a certificate of a Responsible Officer to the Administrative Agent stating that the transfer of Parent’s jurisdiction of organization to such jurisdiction or such Permitted Parent Holding Company being organized in such jurisdiction is not adverse, in any material respect, to the value to the Lenders of Parent’s obligations under the Guaranty or will not result in such Permitted Parent Holding Company’s obligations under the Guaranty and this Agreement being limited in a manner materially adverse to the Lenders compared to the obligations of Parent under the Guaranty as in effect on the Closing Date, as the case may be.
“Permitted Parent Holding Company” means a newly organized entity (i) to which 100% of the outstanding Equity Interests of Parent (other than nominal interests directly or indirectly held by directors, officers and Affiliates of Parent) are transferred or exchanged, or into which Parent is merged, consolidated or liquidated, so long as, immediately following such transfer, exchange, merger, consolidation or liquidation, the holders of the Equity Interests of Parent (other than nominal interests directly or indirectly held by directors, officers and Affiliates of Parent) hold Equity Interests in such Permitted Parent Holding Company in the same proportions and with the same respective percentages of the voting rights as they held in Parent immediately prior to such transfer and (ii) becomes a party to the Guaranty (except during a Covenant Suspension Period, unless such entity becomes the Parent Entity after giving effect to such transaction) and the Pledge and Security Agreement (except during a Collateral Suspension Period) pursuant to a joinder agreement in form reasonably satisfactory to the Administrative Agent and otherwise satisfies the requirements of Section 5.09 applicable thereto.
“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents providing for (a) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Parent Entity and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the respective Receivables Sellers or (b) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in connection with Receivables-backed financing programs, in each case as more fully set forth in the Permitted Receivables Facility Documents.
“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of Foreign Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Parent Entity and its Restricted Subsidiaries which are made pursuant to the Permitted Receivables Facility.
“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Borrower Agent) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Parent Entity or any of its Restricted Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders.
“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or Receivables-backed financing programs involving accounts receivable and any collections or proceeds of any of the foregoing.
“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the Term Loan A Maturity Date or, in the case of Permitted Refinancing Indebtedness secured by a first priority lien, the Term Loan A Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, or, in the case of Permitted Refinancing Indebtedness secured by a first priority lien, the Tranche A Term Loans, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Borrower Agent) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens that are subject to the terms of the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, then any Liens securing the modified, refinanced, refunded, renewed or extended Indebtedness do not have a higher priority compared to the Liens securing the Obligations than the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that the requirements set forth in clauses (b) and (c) above shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility automatically converts into long-term Indebtedness that satisfies the requirements of such clauses (b) and (c).
“Permitted Secured Notes” means (i) Refinancing Debt Securities, (ii) Permitted Debt Securities issued or incurred pursuant to Section 6.01(r) and (iii) any Permitted Refinancing Indebtedness in respect of the Indebtedness described in the foregoing clauses (i) and (ii), in each case, that are secured by a Lien permitted by Section 6.02(v).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Entity or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge and Security Agreement” means, collectively, the Pledge and Security Agreement, dated as of the Closing Date and as amended and supplemented from time to time, executed by certain of the Loan Parties, substantially in the form of Exhibit I attached hereto, together with each other security agreement supplement executed and delivered pursuant to Section 5.09; provided that at all times during a Collateral Reinstatement Period, “Pledge and Security Agreement” shall be deemed to refer to any new substantially similar security agreement required to be delivered on the Collateral Reinstatement Date with respect to such Collateral Reinstatement Period pursuant to Section 5.11(b).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Adjustment” means, for any applicable period of measurement with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Parent Entity, the pro forma increase or decrease in such Consolidated EBITDA that is (i) consistent with Regulation SX or (ii) otherwise permitted by the definition of “Consolidated EBITDA”; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.
“Pro Forma Basis” means with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified

Transaction, (i) in the case of a Disposition described in the definition of “Specified Transaction,” shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Parent Entity or any of the Restricted Subsidiaries and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“Proposed Discounted Prepayment Amount” has the meaning provided in Section 2.10(c)(ii).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to it in Section 5.01.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.16.
“Qualified Equity Interests” means Equity Interests of the Parent Entity other than Disqualified Equity Interests.
“Qualifying Lender” has the meaning provided in Section 2.10(c)(iv).
“Qualifying Loans” has the meaning provided in Section 2.10(c)(iv).
“Quotation Date” means, in respect of the determination of the Adjusted LIBO Rate for any Interest Period for a Eurocurrency Loan (a) in Sterling, the day that is the first Business Day of such Interest Period, (b) in Euro, the day that is two TARGET Days prior the first day of such Interest Period and (c) in Dollars, the day that is two Business Days prior to the first day of such Interest Period.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating on the Parent Entity or U.S. Parent Borrower publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Agent and reasonably satisfactory to the Administrative Agent, which shall be substituted for Moody’s or S&P or both, as the case may be.
“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Receivables Entity” means a wholly owned Subsidiary of the Parent Entity which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Entity or any other Restricted Subsidiary of the Parent Entity (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Parent Entity or any other Restricted Subsidiary of the Parent Entity in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Parent Entity or any other Restricted Subsidiary of the Parent Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Parent Entity nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent Entity or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent Entity, and (c) to which neither the Parent Entity nor any other Restricted Subsidiary of the Parent Entity has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by a certificate of a Responsible Officer of the Borrower Agent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Sellers” means the Parent Entity and its Restricted Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.
“Recipient” has the meaning provided in Section 2.16A(b).
“Reference Time” has the meaning assigned to it in the definition of “Available Amount.”
“Refinanced Revolving Loans” has the meaning assigned to such term in Section 9.02(b).
“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02(b).
“Refinancing Debt Securities” means any Permitted Debt Securities that are designated as “Refinancing Debt Securities” in a certificate of a Responsible Officer of the Borrower Agent delivered to the Administrative Agent on or prior to the date such Permitted Debt Securities are issued.
“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Refinancing Debt Securities.
“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower Agent as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower Agent delivered to the Administrative Agent on or prior to the date of incurrence.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Regulation SX” means Regulation SX under the Securities Act of 1933, as amended.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.
“Relevant Territory” means:
        (i) a member state of the European Communities (other than Ireland); or

        (ii) to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a tax treaty that either has force of law by virtue of Section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.
“Replacement Revolving Loans” has the meaning assigned to such term in Section 9.02(b).
“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(b).
“Repo Counterparties” has the meaning assigned to it in the definition of “Cash Equivalents.”
“Required Facility Lenders” means, with respect to any Facility, at any time, Lenders having Credit Exposure and unused Commitments in respect of such Facility representing more than 50% of the sum of the total Credit Exposure and unused Commitments in respect of such Facility at such time.
“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Indebtedness” means (x) Indebtedness of any Loan Party that is expressly subordinated in right of payment to such Loan Party’s payment obligations under the Loan Documents (such debt, the “Subordinated Indebtedness”), (y) Indebtedness that is secured by Junior Liens, and (z) the Senior Notes.
“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Parent Entity or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Entity or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent Entity or any Restricted Subsidiary.
“Restricted Period” means the period from the Amendment No. 2 Effective Date to December 31, 2021.
“Restricted Subsidiary” means any Subsidiary of the Parent Entity other than an Unrestricted Subsidiary.
“Reversion Date” has the meaning set forth in the definition “Covenant Suspension Period.”

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) increased from time to time pursuant to Section 2.19. The initial amount of each Lender’s Revolving Commitment on the Effective Date is set forth on Schedule 2.01 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $500,000,000.
“Revolving Credit Maturity Date” means the date that is the fifth anniversary of the Closing Date.
“Revolving Exposure” means, at any time, the sum of (a) the Dollar Equivalent amount of the Revolving Loans outstanding at such time, (b) the LC Exposure at such time and (c) the Swingline Exposure at such time. The Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the Revolving Exposure at such time.
“Revolving Facility” means the Revolving Commitments and the extension of credit made hereunder by the Revolving Lenders.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(b).
“S&P” means Standard & Poor’s Global Ratings, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, itself the subject or target of any Sanctions that broadly prohibit dealings with that country, region or territory (as of the Effective Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” means, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable to the Parent Entity and its Subsidiaries.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an Intercreditor Agreement, in form and substance reasonably acceptable to the Administrative Agent and the Borrower Agent, by and between the Administrative Agent and the collateral agent for one or more classes of Permitted Secured Notes that are intended to be secured by Junior Liens.
“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between the Parent Entity or any Restricted Subsidiary and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Hedge Banks, the Cash Management Banks and any Affiliate of a Lender to which Obligations are owed, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.
“Senior Notes” means up to $800 million principal amount of senior notes of Parent issued on or prior to the Closing Date and maturing not earlier than 91 days after the Term Loan A Maturity Date.
“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provisions and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Domestic Subsidiary” means (a) any wholly owned Domestic Subsidiary of the Parent Entity that is the direct parent of the U.S. Parent Borrower and (b) each wholly owned Domestic Subsidiary of a Domestic Subsidiary Borrower, in each case formed or acquired after the Effective Date other than (i) any Receivables Entity, (ii) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary of a Domestic Subsidiary Borrower, (iii) any Domestic Subsidiary that has no material assets other than Equity Interests or Indebtedness of one or more Foreign Subsidiaries (other than the direct parent of the U.S. Parent Borrower), (iv) any Unrestricted Subsidiary, (v) any Domestic Subsidiary that on a consolidated basis with its Restricted Subsidiaries did not have consolidated revenues in excess of 1% of the Parent Entity’s consolidated revenues for the most recently ended four fiscal quarter period of the Parent Entity for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Parent Entity for which financial statements have been delivered on or prior to the Effective Date or pursuant to Section 5.01(a) or (b), (vi) any Domestic Subsidiary that is prohibited by Law or contractual obligations existing on the Closing Date or on the date such Person becomes a Subsidiary (and not created in anticipation thereof) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Guaranty, unless such consent, approval, license or authorization has been obtained and (vii) any Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Agent, the burden or cost of providing a Guaranty shall outweigh the benefits to the Lenders to be afforded thereby; provided that upon any wholly owned Domestic Subsidiary ceasing to meet the criteria for exclusion pursuant to each of clauses (i) through (vii) above, the Parent Entity shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.
“Specified Event of Default” means any Event of Default under clause (a), (b), (h) or (i) of Article VII.
“Specified Foreign Subsidiary” means each Foreign Subsidiary of the Parent Entity that is a direct parent company of the U.S. Parent Borrower.
“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and on or prior to the applicable date of determination: (i) any Investment by the Parent Entity or any Restricted Subsidiary (x) in any Person (including in connection with an acquisition), other than a Person that was a wholly-owned Restricted Subsidiary on the first day of such period or (y) pursuant to Section 6.05(i), (ii) any Asset Sale or Casualty Event, (iii) any Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Parent Entity owned by the Parent Entity or any of its Restricted Subsidiaries or any division, product line, or facility used for operations of the Parent Entity or any of its Restricted Subsidiaries, (iv) any incurrence or repayment of Indebtedness (in each case, other than Revolving Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment), (v) any Restricted Payment, (vi) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary and (vii) any other transaction that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis; provided that the Parent Entity may elect to exclude any transaction described in this definition as a Specified Transaction solely for purposes of the calculation of Consolidated EBITDA if such transaction involves consideration of less than $15,000,000.
“Spin-Off” has the meaning set forth in the preamble to this Agreement.
“Spin-Off Business” has the meaning set forth in the preamble to this Agreement.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Entity or any Restricted Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Sterling” or “£” refers to lawful money of the United Kingdom.
“Subject Party” has the meaning provided in Section 2.16A(b).
“Subject Person” has the meaning assigned to it in the definition of “Investment.”
“Subordinated Indebtedness” has the meaning set forth in the definition “Restricted Indebtedness.”
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Parent Entity (including, without limitation, the U.S. Parent Borrower).
“Subsidiary Borrower” means each Restricted Subsidiary that becomes a party hereto pursuant to Section 9.02(c) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 9.02(c).
“Supplier” has the meaning provided in Section 2.16A(b).
“Supported QFC” has the meaning assigned to it in Section 9.16.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Entity or the Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Swingline Loan Sublimit” means $100,000,000.
“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Tax Indemnitee” has the meaning provided in Section 2.16(c).
“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments or withholdings and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCA” means the Taxes Consolidation Act 1997 of Ireland, as amended.
“Term Loan A Facility” means the Tranche A Term Commitments and the Tranche A Term Loans.
“Term Loan A Maturity Date” means the date that is the fifth anniversary of the Closing Date.
“Term Loans” means the Tranche A Term Loans, the Incremental Term Loans of each series and the Extended Term Loans of each series, collectively.
“Test Period” means the period of four fiscal quarters of the Parent Entity ending on a specified date.
“Tranche A Term Commitment” means, as to each Tranche A Term Lender, its obligation to make a Tranche A Term Loan on the Closing Date pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Tranche A Term Lender’s name on Schedule 2.01 to this Agreement under the caption “Tranche A Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Tranche A Term Commitments on the Effective Date is $750,000,000.
“Tranche A Term Lender” means, at any time, any Lender that has a Tranche A Term Commitment or a Tranche A Term Loan at such time.
“Tranche A Term Loan” means an advance made by a Tranche A Term Lender to the Parent Entity under the Tranche A Term Commitments.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the issuance of the Senior Notes, the use of the proceeds thereof on the Closing Date (including the consummation of the Distribution), the consummation of the Spin-Off and related transactions and the payment of fees and expenses in connection with the foregoing.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate.
“UK Bank Levy” means the bank levy provided for in Section 73 and Schedule 19 of the Finance Act 2011 (as amended and re-enacted from time to time), and the bank surcharge provided for in Section 269DA Corporation Tax Act 2010.
“UK Borrower” means any Borrower incorporated in the United Kingdom and, to the extent constituting a Borrower hereunder and resident for tax purpose in the United Kingdom, the Parent.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Loan Party” means any Loan Party incorporated in the United Kingdom and, to the extent constituting a Borrower or Guarantor and resident for tax purpose in the United Kingdom, the Parent.
“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document to a UK Borrower and is:
(a) a Lender:
        (i) which is a bank (as defined for the purpose of section 879 ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A CTA; or
        (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purposes of section 879 ITA) at the time that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(b) a Lender which is:
        (i) a company resident in the United Kingdom for United Kingdom tax purposes; or
        (ii) a partnership each member of which is:
(A) a company so resident in the United Kingdom;
(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
        (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;
(c) a UK Treaty Lender; or
(d) a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document to a UK Borrower is: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA).
“UK Tax Deduction” means a deduction or withholding for or on account of Indemnified Tax imposed by the United Kingdom from a payment under a Loan Document in respect of an advance to a UK Borrower.
“UK Treaty” has the meaning assigned to it in the definition of “UK Treaty State.”
“UK Treaty Lender” means, in respect of an advance to a UK Borrower, a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan or Letter of Credit is effectively connected.
“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.
“Unrestricted Incremental Amount” has the meaning assigned to such term in Section 2.19(a).
“Unrestricted Subsidiary” means each Subsidiary of the Parent Entity designated by the Parent Entity as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Parent Entity in accordance with Section 5.13 or ceases to be a Subsidiary of the Parent Entity.
“U.S. Guarantor” means (i) the U.S. Parent Borrower (other than with respect to its own obligations), (ii) any Subsidiary Borrower that is a Domestic Subsidiary (other than with respect to its own obligations), (iii) each Domestic Subsidiary that is a direct parent of a Domestic Subsidiary Borrower, (iv) each Domestic Subsidiary that from time to time is a party to the Guaranty, pursuant to Section 5.09 or otherwise, and (v) any Parent Entity that is organized under the laws of the United States, any State thereof or the District of Columbia (other than with respect to its own obligations).
“U.S. Loan Parties” means the U.S. Parent Borrower and the U.S. Guarantors.
“U.S. Parent Borrower” has the meaning set forth in the preamble to this Agreement.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.16.
“U.S. Tax Compliance Certificate” has the meaning provided in Section 2.16(e)(2)(C).
“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“wholly owned” means, with respect to a subsidiary of a Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Classification of Loans and Borrowings
. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
Terms Generally.
Unless separate definitions are provided for the singular and plural forms of a specified term, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Letter of Credit shall be deemed at a particular time to be “outstanding,” and not to have “terminated,” in each case regardless of the expiration date of the Letter of Credit, if (i) a presentation made at such time under such Letter of Credit would be required to be honored if otherwise made in accordance with the terms and conditions of such Letter of Credit, or (ii) a presentation made on or before the latest date for presentation under such Letter of Credit has not yet been honored and under the applicable letter of credit practice rules or applicable law the time to give timely notice of refusal of such presentation for documentary discrepancies has not yet passed.
Luxembourg Terms. In this Agreement, a reference to:
a “liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer” includes any:
(A) juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(B) liquidateur appointed under Articles 141 to 151 of the Luxembourg Act dated 10 August 1915;
(C) juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg Act dated 10 August 1915 on commercial companies;
(D) commissaire appointed under the Grand-Ducal Decree dated 24 May 1935 or under Articles 593 to 614 of the Luxembourg Commercial Code; and

(E) juge délégué appointed under the Luxembourg Act dated 14 April 1886;
a “winding-up, administration or dissolution” includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and
a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements).
Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Agent notifies the Administrative Agent that the Borrower Agent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Agent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Effective Date; provided that ASU No. 2016-02 Leases (Topic 842) (or any other Financial Accounting Standard having a similar result or effect) shall be deemed a change in GAAP after the Effective Date, regardless of the date enacted, adopted or issued and regardless of any delayed implementation thereof and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any assets or liabilities of the Parent Entity, any Borrower or any Restricted Subsidiary at “fair value,” as defined therein.
Notwithstanding anything to the contrary herein, (i) for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio, Consolidated Total Assets, Consolidated EBITDA and Consolidated Secured Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis and (ii) for purposes of calculating any consolidated amounts necessary to determine compliance by any Person and, if applicable, its Restricted Subsidiaries with any ratio or other financial covenant in this Agreement, Unrestricted Subsidiaries shall be excluded.
Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Currency Translation; Change of Currency.
The Administrative Agent shall determine the Dollar Equivalent of any Alternative Currency Letter of Credit as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternative Currency Letter of Credit, using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.07(a).
The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in any Alternative Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing Request or Interest Election Request with respect to such Borrowing, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.07(b).
The Dollar Equivalent of any LC Disbursement made by any Issuing Bank in any Alternative Currency and not reimbursed by the applicable Borrowers shall be determined as set forth in paragraph (e) of Section 2.05. In addition, the Dollar Equivalent of the LC Exposure shall be determined as set forth in paragraph (j) of Section 2.05, at the time and in the circumstances specified therein.
The Administrative Agent shall notify the applicable Borrowers, the applicable Lenders and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement with respect to Alternative Currency Letters of Credit.
Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of Canada as the lawful currency of that country, then:
any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent; and
any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent.
If a change in any currency of a country occurs as contemplated by the foregoing clause (e), this Agreement will, to the extent the Administrative Agent reasonably determines necessary, be amended in a manner reasonably acceptable to the Borrower Agent (and without the consent of any other Person) to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.
Certain Calculations and Tests. (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable financial ratio or test or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower Agent (the Borrower Agent’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be (i) in the case of a Limited Condition Transaction described in clause (i) of the definition thereof, the date the definitive agreements for such Limited Condition Transaction are entered into, (ii) in the case of a Limited Condition Transaction described in clause (ii) of the definition thereof, the date of declaration of the relevant Restricted Payment and (iii) in the case of a Limited Condition Transaction described in clause (iii) of the definition thereof, the date of giving of the notice of redemption therefor (the “LCT Test Date”) and if, after such financial ratios and tests and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the Test Period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower Agent could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such financial ratios or tests are exceeded as a result of fluctuations in such ratio or test (including due to fluctuations in Consolidated EBITDA of the Borrower Agent) at or prior to the consummation of the relevant Limited Condition Transaction, such financial ratios and tests and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such financial ratios and tests and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions.  For the avoidance of doubt, if the Borrower Agent has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or test (excluding, for the avoidance of doubt, any ratio contained in Section 6.09) or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Transaction described in clause (i) thereof, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Agreement or any Loan Document, any such ratio, test or basket shall be required to comply with any such ratio, test or basket both (i) on a Pro Forma Basis assuming such Limited Condition Transaction and the other Specified Transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) on a Pro Forma Basis but without giving effect to such Limited Condition Transaction and the other Specified Transactions in connection therewith. For purposes of this Section 1.08, solely in connection with an acquisition with respect to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the applicable target company is made in compliance with the City Code shall be deemed to be the date on which the definitive agreements for such Limited Condition Transaction are entered into.
(b) Notwithstanding anything to the contrary herein, with respect to any Indebtedness or Liens incurred in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any tests based on the Consolidated Leverage Ratio, Consolidated Total Assets, Consolidated EBITDA or the Consolidated Secured Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any Indebtedness or Liens incurred in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any tests based on the Consolidated Leverage Ratio, Consolidated Total Assets, Consolidated EBITDA or the Consolidated Secured Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the incurrence of the Incurrence-Based Amounts.
Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

The Credits
Commitments
The Term Borrowings. Subject to the terms and conditions set forth herein, each Tranche A Term Lender hereby severally agrees to make a Tranche A Term Loan to the Parent Entity on the Closing Date in Dollars in an amount equal to such Tranche A Term Lender’s Tranche A Term Commitment. Tranche A Term Loans repaid or prepaid may not be reborrowed.
The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in Dollars or in any Alternative Currency in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
Loans and Borrowings.
Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.
Subject to Sections 2.13 and 2.23, (i) each Revolving Borrowing denominated in Sterling or Euro shall be comprised entirely of Eurocurrency Loans, (ii) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower Agent may request in accordance herewith and (iii) each Revolving Borrowing that is denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or, pursuant to Section 2.23, BA Drawings as the Borrower Agent may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan or any Loan to a Foreign Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments, and (ii) a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments, or that is required to finance the reimbursement of an LC Disbursement with respect to Letters of Credit, as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each Canadian Prime Rate Loan Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the commencement of each Contract Period for any BA Drawing of Revolving Loans denominated in Canadian Dollars, such Borrowing shall be in an aggregate face amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (x) twenty (20) Eurocurrency Borrowings outstanding and (y) two (2) BA Drawings outstanding.
Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Tranche A Term Loan would end after the Term Loan A Maturity Date.
Requests for Borrowings. To request a Borrowing, the Borrower Agent shall notify the Administrative Agent, of such request either by telephone or in writing (delivered by hand, facsimile, or via a pdf or similar file attached to an email), substantially in the form attached hereto as Exhibit B1 and signed by the Borrower Agent (a) with respect to Revolving Loans denominated in Dollars, (i) in the case of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than noon, Local Time, on the date of the proposed Borrowing; (b) with respect to Revolving Loans denominated in Canadian Dollars, (i) in the case of a BA Drawing, not later than 3:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, and (ii) in the case of a Canadian Prime Rate Borrowing, not later than 8:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing and (c) with respect to Revolving Loans denominated in Sterling or Euro, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit B1 and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
the identity of the applicable Borrower;
the currency and aggregate amount of the requested Borrowing and the Class of Loans being borrowed;
the date of such Borrowing, which shall be a Business Day;
the Facility under which such Borrowing will be made;

whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a BA Drawing or a Eurocurrency Borrowing;
in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and
in the case of a BA Drawing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period.”
If no currency is specified with respect to any Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in Dollars, an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, a Canadian Prime Rate Borrowing, and (iii) in the case of a Borrowing denominated in an Alternative Currency (other than Canadian Dollars), a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Contract Period is specified with respect to a BA Drawing, then the applicable Borrower shall be deemed to have selected a Contract Period of 30 days. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Swingline Loans.
Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to any Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit or (y) the aggregate principal amount of the total Revolving Exposures exceeding the total Revolving Commitments; provided that (I) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (II) the Swingline Lender shall not be required to make any Swingline Loan to the extent the aggregate principal amount of the Revolving Loans made by the Lender acting as Swingline Lender that are then outstanding, when aggregated with the aggregate principal amount of Swingline Loans, would exceed the amount of such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
To request a Swingline Loan, the Borrower Agent shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or transmission by electronic communication), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in the form attached hereto as Exhibit B5 and shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice of a request for a Swingline Loan Borrowing received from the applicable Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC

Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse the applicable Issuing Bank, to such Applicable Participants and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Applicable Participants to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Each such notice shall specify the aggregate amount of Swingline Loans in which the Applicable Participants will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Applicable Participant, specifying in such notice such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Applicable Participant hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Applicable Participant acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Applicable Participant shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Applicable Participant (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Applicable Participants. The Administrative Agent shall notify the Borrower Agent of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Applicable Participants that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
Any Swingline Lender may be replaced at any time by written agreement among the Borrower Agent, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective the Borrower Agent shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.12(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a

Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Agent and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(d) above.
Letters of Credit.
General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit denominated in Dollars or Alternative Currencies (provided that any Letter of Credit may be provided on behalf of the Parent Entity or any Restricted Subsidiary of the Parent Entity; provided that in each such case, the Borrowers (i) will be primarily liable for any such Letters of Credit and (ii) shall be required to reimburse any LC Disbursement issued for the account of a Restricted Subsidiary to the same extent as if such LC Disbursement was issued for the account of the Borrowers), in a form reasonably acceptable to the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice in the form attached hereto as Exhibit B3 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent of, and the Administrative Agent shall in turn promptly furnish to the Lenders notice of, any such issuance. If requested by the relevant Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that such letter of credit application shall not contain terms inconsistent with the terms of this Agreement and shall not impose any additional obligations, liabilities or Liens on any Loan Party during the term of this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Exposure Sublimit, (ii) unless otherwise agreed by the relevant Issuing Bank in its sole discretion, the LC Exposure of each Issuing Bank shall not exceed such Issuing Bank’s LC Commitment and (iii) subject to Section 2.04, the total Revolving Exposures shall not exceed the total Revolving Commitments. The Borrower Agent may, at any time and from time to time, reduce the LC Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower Agent shall not reduce the LC Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

Expiration Date. Each Letter of Credit shall, unless otherwise agreed by the relevant Issuing Bank, expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, or, in each case, such later date as the relevant Issuing Bank may agree to the extent such Letters of Credit are cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank; provided that in the event that an Issuing Bank consents to an expiration date for any Letter of Credit that is following the Revolving Credit Maturity Date, the Applicable Participants shall cease to have risk participations therein on (x) the day following the Revolving Credit Maturity Date or (y) on such later date through which such Letter of Credit is deemed to be outstanding in accordance with Section 1.03.
Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or renewing such Letter of Credit or extending the expiration thereof) and without any further action on the part of the relevant Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Applicable Participant, and each Applicable Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Applicable Participant’s Applicable Percentage of the aggregate amount from time to time available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Participant hereby absolutely, irrevocably and unconditionally agrees to pay to the Administrative Agent in Dollars (in the case of an LC Disbursement in an Alternative Currency, based on the Dollar Equivalent amount thereof at the time of drawing), for the account of the relevant Issuing Bank, such Applicable Participant’s Applicable Percentage of each LC Disbursement made by such Issuing Bank to the extent not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Applicable Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment made in accordance with this Section 2.05(d) by the Applicable Participant for the account of the relevant Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.
Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in Dollars using the Exchange Rate for the applicable Alternative Currency in relation to Dollars in effect on the date of determination (or such other applicable currency as the applicable Borrower and the applicable Issuing Bank may agree in writing), on (i) the Business Day that the applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that unless the applicable Borrower elects otherwise, the applicable Borrower shall be deemed, subject to the conditions to borrowing set forth herein, to have requested in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or, if such amount is less than the Borrowing Multiple, a Swingline Loan issued in the Dollar Equivalent amount of such LC Disbursement and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If a Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the applicable Borrower for any reason), then (A) if such payment relates to an Alternative

Currency Letter of Credit, automatically and with no further action required, the applicable Borrower’s or such other Person’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rate on the date when such payment was due, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify the applicable Issuing Bank and each Applicable Participant of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Applicable Participant’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Participant shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower in Dollars using the Exchange Rate for the applicable Alternative Currency in relation to Dollars in effect on the date of determination, in the same manner as provided in Section 2.06 with respect to Loans made by such Applicable Participant (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Applicable Participants. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Applicable Participants and such Issuing Bank as their interests may appear. Any payment made by an Applicable Participant pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.
Obligations Absolute. The Borrowers’ respective obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the relevant Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
Disbursement Procedures. The relevant Issuing Bank shall, within the period as per terms and conditions of Letter of Credit but in any event promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After examination of such documents, the relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the relevant Issuing Bank and the Applicable Participants with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in clause (e) of this Section).
Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Participant pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Applicable Participant to the extent of such payment.
Replacement or Addition of Issuing Bank. 12. Any Issuing Bank may be replaced, or the LC Commitment of any Issuing Bank assigned, at any time by written agreement among the applicable Borrowers, the Administrative Agent and the successor or assignee Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement or assignment shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the replaced or assigning Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement or assignment, (i) the successor or assignee Issuing Bank shall have all the rights and obligations of the assigning Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or assignee or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank or the assignment of an LC Commitment hereunder, the replaced or assigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or with respect to its remaining LC Commitment (if any), but, in the case of a replacement, shall not be required to issue additional Letters of Credit. A Lender may become an additional Issuing Bank hereunder at any time by written agreement among the applicable Borrowers, the Administrative Agent and such Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.
        (1) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative

Agent, the Borrower Agent and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.
Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Applicable Participants, an amount in cash and in the relevant currencies equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower or the Parent Entity described in paragraph (h) or (i) of Article VII. The applicable Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.22(a)(iii). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrowers for the LC Exposure, at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other obligations of the applicable Borrowers under the Loan Documents. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 2.10(b), such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or such collateral is no longer required pursuant to 2.11(a), as applicable.
Rollover of Existing Letters of Credit and Other Letters of Credit. Each of the Existing Letters of Credit outstanding on the Closing Date issued by a Revolving Lender shall remain outstanding as (i) in the case of Letters of Credit denominated in Dollars for the account of the U.S. Parent Borrower, Letters of Credit and (ii) in the case of Letters of Credit denominated in any other currency, Letters of Credit under this Agreement until otherwise returned or expired (in each case without any pending drawing). Any letter of credit that was issued by an Issuing Bank and is not a Letter of Credit will be deemed to be a Letter of Credit issued under this Agreement on the date that the applicable Borrower, the Issuing Bank with respect to such letter of credit and the Administrative Agent sign an instrument identifying such letter of credit as a Letter of Credit under this Agreement; provided that such instrument may only be executed if such letter of credit would be permitted to be issued under this Agreement as a Letter of Credit on such date.
Funding of Borrowings.
Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of Loans denominated in Dollars, 2:00 p.m., New York City time and (y) in the case of Loans denominated in Alternative Currencies, 12:00 noon, Local Time, in the city of the Administrative Agent’s applicable payment office for such Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Loan to be made on such date; provided that Swingline Loans shall be made as provided in Section 2.04. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent, to an account designated by the Borrower Agent in the applicable Borrowing Request (i) in the case of Loans denominated in Dollars, in New York City, (ii) in the case of Loans denominated in Euro or Sterling, in London, and (iii) in the case of Loans denominated in Canadian Dollars, in Toronto, Canada, and in each case designated by the Borrower Agent in the applicable Borrowing Request, provided that (x) Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Applicable Participants and the applicable Issuing Bank as their interests may appear and (y) proceeds of Tranche A Term Loans made pursuant to the Tranche A Term Commitments shall be made available to the Parent Entity on the Closing Date.
Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) if such Borrowing is denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (y) if such Borrowing is denominated in an Alternative Currency, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the Borrowers, the interest rate applicable to (i) in the case of Loans denominated in Dollars, ABR Loans and (ii) in the case of Loans denominated in Alternative Currencies, such Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Interest Elections.
Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, (i) in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and (ii) in the case of BA Drawings, shall have an initial Contract Period as specified in such Borrowing Request. Thereafter, the Borrower Agent may elect to convert such Borrowing to a different Type, to convert BA Drawings to Canadian Prime Rate Loans, to convert Canadian Prime Rate Loans into BA Drawings, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that the Borrowers may not elect to convert any Borrowing denominated in an Alternative Currency to an ABR Borrowing and may not change the currency in which any Borrowing is denominated. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

To make an election pursuant to this Section, the Borrower Agent shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Agent were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to paragraph (f) below in the case of BA Drawings. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Interest Election Request in a form attached hereto as Exhibit B2 or such other form approved by the Administrative Agent and signed by the Borrower Agent. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit a Borrower to (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or a Contract Period for a BA Drawing that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
the Facility and the Borrowing to which such Interest Election Request applies, the relevant currency, and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, a Canadian Prime Rate Borrowing or a BA Drawing;
if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”; and
if the resulting Borrowing is a BA Drawing, the Contract Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Contract Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a BA Drawing but does not specify a Contract Period, the applicable Borrower shall be deemed to have selected a Contract Period of 30 days.
Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in an Alternative Currency, in which case such Borrower shall be deemed to have selected an Interest Period of one month for such Borrowing).

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in an Alternative Currency (other than Canadian Dollars) may be continued for an Interest Period of more than one month’s duration, (ii) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (iii) no outstanding Loans denominated in Canadian Dollars may be converted to or continued as BA Drawings and (iv) unless repaid, (A) each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) each BA Drawing shall be converted to, or repaid with the proceeds of, a Canadian Prime Rate Borrowing at the end of the Contract Period applicable thereto, and (C) each Eurocurrency Borrowing denominated in Euro or Sterling shall be converted at the end of the Interest Period applicable thereto to a Eurocurrency Borrowing with an Interest Period of one month (or such shorter period as may be determined by the Administrative Agent in its discretion).
At or before 12:00 noon (Local Time) three Business Days before the last day of the Contract Period of any BA Drawing, the applicable Borrower shall give to the Administrative Agent its written Interest Election Request in respect of such BA Drawing which shall specify either that such Borrower intends to repay the maturing B/As on such date or to continue to issue B/As on such date to provide for the payment of the maturing B/As. If such Borrower fails to deliver such timely notice with respect to a BA Drawing prior to the end of the Contract Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Contract Period such Borrowing shall be converted to Canadian Prime Rate Loans. Upon the conversion to or continuation of any Borrowing or portion thereof as a BA Drawing, the Discount Proceeds that would otherwise be payable to the applicable Borrower by each Revolving Lender pursuant to Section 2.23(d) in respect of such new BA Drawing shall be applied against the principal amount of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender in respect of such maturing B/As (in the case of a continuation) (collectively, the “maturing amounts”) and such Borrower shall pay to such Revolving Lender an amount equal to the excess of the maturing amounts over such Discount Proceeds.
Termination and Reduction of Commitments.
The Tranche A Term Commitment shall terminate on the Closing Date upon the borrowing of the Tranche A Term Loans. Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date. The Extended Revolving Commitments shall terminate on the respective maturity dates applicable thereto.
The Borrower Agent may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 (or, if less, the remaining amount of such Commitments), and (ii) the Borrower Agent shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate Revolving Exposures (excluding, the portion of the Revolving Exposures attributable to outstanding Letters of Credit, if and to the extent that the applicable Borrowers have made arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank with respect to such Letters of Credit, and such Issuing Bank has released the Applicable Participants from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.

The Borrower Agent shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments of any Class shall be permanent. Each reduction of the Revolving Commitments of any Class shall, except as provided in Section 2.20, be made ratably among the Lenders in accordance with their respective Revolving Commitments of such Class.
Repayment of Loans and B/As; Evidence of Debt.
Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Credit Maturity Date in the currency in which such Loan is denominated and to the Swingline Lender the then unpaid principal amount of each Swingline Loan in Dollars on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three (3) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the applicable Borrowers shall repay all Swingline Loans then outstanding.
(2) The Parent Entity promises to repay in Dollars the Tranche A Term Loans on the last Business Day of each fiscal quarter (commencing with the first full fiscal quarter following the Closing Date), an aggregate amount equal to (1) for the first (1st) full fiscal quarter following the Closing Date and for the next three (3) fiscal quarters thereafter, 0.625% of the original principal amount of the Tranche A Term Loans borrowed, (2) for the fifth (5th) fiscal quarter following the Closing Date and for the next seven (7) fiscal quarters thereafter, 1.25% of the original principal amount of the Tranche A Term Loans borrowed, (3) for the thirteenth (13th) fiscal quarter following the Closing Date and for the next six (6) fiscal quarters thereafter, 2.50% of the original principal amount of the Tranche A Term Loans borrowed, and (4) at the Term Loan A Maturity Date, 70.0% of the original principal amount of the Tranche A Term Loans borrowed; provided, however, that the Parent Entity shall repay the entire unpaid principal amount of the Tranche A Term Loans on the Term Loan A Maturity Date.
        (3) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount and currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Prepayment of Loans and B/As.
Optional Prepayments.
        (4) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (a)(ii) of this Section except that the Borrowers shall not prepay any BA Drawings except on the last day of the Contract Period applicable thereto (subject to any mandatory prepayment requirements hereunder); provided, however, that no prepayment of any Extended Term Loans of any series shall be permitted pursuant to this Section 2.10(a) so long as any Term Loans of any Existing Term Loan Class from which such Extended Term Loans were converted remain outstanding unless such prepayment is accompanied by a pro rata (or greater proportionate) prepayment of Term Loans of such Existing Term Loan Class.
        (5) The Borrower Agent shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (x) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment (or, in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of prepayment), (y) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (z) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09(b) in the order selected by the Borrower Agent. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.
Mandatory Prepayments.
        (6) In the event and on such occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the applicable Borrowers shall prepay Revolving Borrowings of such Class or, if applicable, Swingline Loans of such Class (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess; provided that if any such excess shall result from a change in the applicable exchange rates relating to Alternative Currencies, then such prepayment and/or cash collateralization shall only be required to be made by the applicable Borrowers upon one Business Day’s notice from the Administrative Agent.
        (7) Other than during a Covenant Suspension Period, (A) if the Parent Entity or any Restricted Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Borrower Agent shall apply an amount equal to 100% of such Net Cash Proceeds to prepay the Term Loans in accordance with Section 2.10(b)(v) on or prior to the date that is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(b)(ii)(A) with respect to such Net Cash Proceeds that the Parent Entity or any Restricted Subsidiary shall reinvest in accordance with Section 2.10(b)(ii)(B); provided that to the extent required by the terms of any Permitted Secured Notes that are secured by Liens subject to the First Lien Intercreditor Agreement, the Borrower Agent may, in lieu of prepaying Term Loans with such portion of the Net Cash Proceeds of any Asset Sale or Casualty Event, apply a portion of such Net Cash Proceeds (based on the respective principal amounts at such time of (A) such Permitted Secured Notes and (B) the Term Loans) to repurchase or redeem Permitted Secured Notes that are secured by Liens subject to the First Lien Intercreditor Agreement with the remaining amount of such Net Cash Proceeds to be applied to prepay Term Loans; and (B) with respect to any Net Cash Proceeds realized or received with respect to any Asset Sale or Casualty Event, at the option of the Borrower Agent, the Parent Entity or any Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Parent Entity’s or a Restricted Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Parent Entity or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.
        (8) If, following the Effective Date, the Parent Entity or any Restricted Subsidiary incurs or issues (x) any Refinancing Indebtedness or (y) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds received by the Parent Entity or any Restricted Subsidiary therefrom to the prepayment of the Term Loans in accordance with Section 2.10(b)(v) on or prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.
        (9) The Borrower Agent shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.

        (10) Each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied pro rata to each Class of Term Loans (on a pro rata basis to the Term Loans of the Lenders with such Class of Term Loans), except to the extent that any Class of Term Loans is entitled to receive a lesser amount, and shall be further applied to such Class of Term Loans in direct order of maturity to repayments thereof required pursuant to Section 2.09(b).
        (11) Any prepayment of Term Loans pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.
(12) Notwithstanding anything to the contrary in Section 2.10(a) (which provisions shall not be applicable to this Section 2.10(c)), the Borrowers shall have the right at any time and from time to time to prepay Term Loans from Lenders electing to participate in such prepayments at a discount to the par value of such Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.10(c); provided that no Discounted Voluntary Prepayment shall be made unless (A) immediately after giving effect to such Discounted Voluntary Prepayment, (i) no Event of Default has occurred and is continuing, (ii) the Parent Entity and its Restricted Subsidiaries are in compliance on a Pro Forma Basis with the covenant contained in Section 6.09 as of the last day of the most recent fiscal quarter of the Parent Entity for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (iii) no proceeds of Revolving Loans or Swingline Loans shall be utilized to make any Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis and (C) the applicable Borrower on the date such Discounted Voluntary Prepayment is made shall deliver to the Administrative Agent a certificate of a Responsible Officer of such Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment and (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.10(c) has been satisfied or waived.
        (13) To the extent a Borrower seeks to make a Discounted Voluntary Prepayment, such Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit E hereto (each, a “Discounted Prepayment Option Notice”) that such Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by such Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $50,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and the Class of Term Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the applicable Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).
        (14) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.10(c)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Term Loans may specify by written notice substantially in the form of Exhibit F hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of each Class held by such Lender with respect to which such

Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the applicable Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by such Borrower if such Borrower has selected a single percentage pursuant to Section 2.10(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which such Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.
        (15) The applicable Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the applicable Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the applicable Borrower shall prepay all Qualifying Loans.
        (16) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and without any amounts due under Section 2.15), upon irrevocable notice substantially in the form of Exhibit G hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. Local Time, two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid.
        (17) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.10(c)(iii) above) reasonably established by the Administrative Agent and the Borrower Agent.

        (18) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the applicable Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.
To the extent the Term Loans are prepaid pursuant to Section 2.10(c), scheduled amortization amounts for the Term Loans of such Class under Section 2.09 shall be reduced on such basis as shall be directed by the Borrower Agent.
Fees.
The Borrowers agree to pay to the Administrative Agent in Dollars for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the average daily amount of the Revolving Commitment of such Lender (or, if the Revolving Commitment of such Lender has terminated, on the average daily amount of the Revolving Exposure of such Lender) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates and such Lender’s Revolving Exposure has been reduced to zero. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate and the Revolving Exposure is reduced to zero, commencing on the first such date to occur after the Closing Date. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
The Borrowers agree to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements with respect to Letters of Credit following the date of the applicable LC Disbursement) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee in Dollars, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which such Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In addition to the foregoing fees and to the extent required to be paid under Section 9.03(a), the Borrower Agent shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing

Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Interest.
The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Rate.
The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus (w) if such amount is denominated in Dollars, the rate applicable to ABR Loans as provided in paragraph (a) of this Section, (x) if such amount is denominated in Canadian Dollars, the rate applicable to Canadian Prime Rate Loans as provided in paragraph (c) of this Section, or (y) in the case of non-Dollar denominated amounts Eurocurrency Loans denominated in such currency with a one month Interest Period.
Accrued interest on each Loan shall be payable in the currency in which such Loan is denominated in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Revolving Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
All interest hereunder shall be computed on the basis of a year of 360 days, except that the Acceptance Fee, and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on Loans denominated in Canadian Dollars or Sterling shall be computed on the basis of a year of 365 days (or, except in the case of the Acceptance Fee, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Discount Rate, Adjusted LIBO Rate, LIBO Rate or Euro LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:
2. the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate for such Interest Period or currency; or
3. the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Agent and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued (A) if such currency is the Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is an Alternative Currency, shall be repaid on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in such currency (A) if such currency is the Dollar, such Borrowing shall be made as an ABR Borrowing and (B) if such currency is an Alternative Currency, such Borrowing Request shall be ineffective.
Increased Costs.
If any Change in Law shall:
impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
impose on any Lender or any Issuing Bank or the London interbank market any other condition or Tax affecting this Agreement, Loans, Bankers’ Acceptances or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein (other than any Excluded Taxes or any Indemnified Taxes, which are governed solely by Section 2.16);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the applicable Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender or such Issuing Bank, the applicable Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.14 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.14.
Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.18, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Taxes.
Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes unless otherwise required by applicable law. If any Loan Party or other applicable withholding agent shall be required by applicable Law to deduct or withhold any Taxes from any such payments (as determined in the good faith discretion of the applicable withholding agent), then (i) the applicable withholding agent shall make such deductions or withholdings and timely pay any such Taxes to the relevant Governmental Authority in accordance with applicable Law, and (ii) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings for Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.16) have been made, the Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to the sum it would have received had no such deductions or withholdings been made.
In addition, without duplication of Section 2.16(a) the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
The Loan Parties shall, jointly and severally, indemnify each Lender and the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes, payable by such Tax Indemnitee (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.16) other than any penalties arising as a result of the gross negligence or willful misconduct of such Lender or Agent (as determined by a final nonappealable judgment of a court of competent jurisdiction), and any reasonable out-of-pocket expenses related thereto, whether or not such Taxes were correctly or legally imposed or asserted by the applicable Governmental Authority; provided, however, that if the Lender or Administrative Agent does not notify the Borrower Agent of any indemnification claim under this Section 2.16 within 180 days after such Lender or Administrative Agent has received notice of the specific assessment or deficiency giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Lender or Administrative Agent for any incremental interest or penalties resulting from such Lender’s or Administrative Agent’s failure to notify the Loan Parties within the 180 day period. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error.
As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, and in any event within 30 days of any such payment, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
Each Lender shall, at such times as are reasonably requested by the Borrower Agent or the Administrative Agent, provide the Borrower Agent and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower Agent or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, each Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any of the foregoing documentation (including any specific documentation required below in this Section 2.16(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower Agent and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower Agent or the Administrative Agent) or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal ineligibility to do so.
Without limiting the foregoing:
(1) Each Lender that is not a Foreign Lender shall deliver to the Borrower Agent (as an agent for all of the Borrowers) and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.
(2) Each Foreign Lender shall deliver to the Borrower Agent (as an agent for the U.S. Parent Borrower and all of the Domestic Subsidiary Borrowers) and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of any Borrower or the Administrative Agent) whichever of the following is applicable:
(A) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),
(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit D-1, D-2, D-3 and D-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),
(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or
(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.
(3) Each Foreign Lender shall deliver to the Borrower Agent (as agent for all of the Foreign Subsidiary Borrowers) and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of any Borrower or the Administrative Agent) two properly completed and duly signed original copies of an applicable IRS Form W-8 (or any successor form) certifying such Foreign Lender’s non-U.S. status.
(4) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent (as agent for all of the Borrowers) and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for such Borrower Agent and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code, to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), Section 1471 through 1474 of the Code shall include any amendments made to such sections after the date of this Agreement and any intergovernmental agreement (and any related Laws, regulations or official administrative practices) implementing the foregoing.
Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).
If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts or indemnification payments pursuant to this Section 2.16, it shall promptly pay over such refund to the Borrower Agent (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Parties under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
For the avoidance of doubt, the term “Lender,” for purposes of this Section 2.16, shall include any Swingline Lender and any Issuing Bank.
The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrowers in attempting to recover any Indemnified Taxes that the Borrowers reasonably assert were improperly imposed if (i) in the reasonable judgment of the Administrative Agent or such Lender, as applicable, such cooperation shall not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to the Administrative Agent or such Lender, as applicable, and (ii) based on advice of the applicable Borrower’s (or applicable Loan Party’s) independent accountants or external legal counsel, there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes; provided, however, that any such attempts shall be at the sole cost of the Borrowers and the Borrowers shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.16(h). The Borrowers shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under applicable law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority. In no event will this Section 2.16(h) relieve any Borrower of its obligation to pay additional amounts or indemnification payments to the Administrative Agent or any Lender under this Section 2.16. Any refund obtained shall be repaid to the applicable Borrower to the extent provided in Section 2.16(f).
(5) A UK Tax Deduction on a payment made by a UK Loan Party under a Loan Document shall be regarded as an Excluded Tax if:
(1) on the date on which the relevant payment falls due, the payment could have been made to the relevant Lender without any UK Tax Deduction if such Lender had been a UK Qualifying Lender but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any Law or treaty or any published practice or published concession of any relevant taxing authority;
(2) the relevant Lender is a UK Treaty Lender and the UK Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without any UK Tax Deduction had that Lender duly complied with its obligations under Section 2.16(i)(ii) and Section 2.16(i)(iii); or
(3) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender; and:

(A) an officer of HMRC has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the UK Loan Party making the payment or the Borrower Agent a certified copy of that Direction; and
(B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or
(4) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:
(A) the relevant Lender has not given a UK Tax Confirmation to the UK Loan Party making the payment; and
(B) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the UK Loan Party, on the basis that the UK Tax Confirmation would have enabled the UK Loan Party to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA.
        (ii) Subject to paragraph (iii) below, a UK Treaty Lender and each UK Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Loan Party to obtain authorization to make that payment without any UK Tax Deduction.
        (iii) A UK Treaty Lender which becomes a party hereto (x) on the day on which this Agreement is entered into or (y) on a day after the date of this Agreement, that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence, in the case of a UK Treaty Lender falling within (x) above, in this Agreement or in writing to the UK Borrower and Administrative Agent within ten (10) Business Days of the date of this Agreement or, in the case of a UK Treaty Lender falling within (y) above, in writing to the UK Borrower and Administrative Agent on the date on which it becomes a UK Treaty Lender. Where the UK Treaty Lender has supplied its HMRC DT Treaty Passport scheme reference number and its jurisdiction of tax residence in this Agreement or in writing to the UK Borrower and Administrative Agent: (a) the relevant UK Borrower shall take all reasonable steps to promptly file a completed HMRC Form DTTP2 in respect of that UK Treaty Lender; and (b) the relevant UK Treaty Lender shall be under no further obligation pursuant to paragraph (ii) above and this paragraph (iii) unless and until (i) the relevant UK Borrower notifies the relevant UK Treaty Lender in writing that (A) the UK Borrower has not submitted a HMRC Form DTTP2 in respect of that UK Treaty Lender; or (B) the UK Borrower’s HMRC Form DTTP2 has been rejected by HMRC; or (C) HMRC has not given the relevant UK Borrower authority to make payment to that UK Treaty Lender without a UK Tax Deduction within 60 days of the date of the UK Borrower submitting the HMRC Form DTTP2; or (ii) the relevant UK Borrower had received authority from HMRC to make payments to such Lender without a UK Tax Deduction as a result of submitting a Form DTTP2, but a Party becomes aware that as a result of (A) a withdrawal or expiry of that authority; or (B) a withdrawal or cessation of the HMRC DTTP Passport scheme due to any change in Law or change in practice of HMRC, it is no longer possible for such Loan Party to make payments to the Lender without a UK Tax Deduction by virtue of that authority, in which case that Party shall notify the other relevant Party, and (in each such case) that UK Treaty Lender and UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction. If a UK Treaty Lender has not confirmed its HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence in accordance with this paragraph (iii), no UK Loan Party shall make a HMRC Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that UK Treaty Lender or its participation in any Loan unless the UK Treaty Lender otherwise agrees.
        (iv) Each Lender which becomes a party to this Agreement after the date of this Agreement shall confirm in the documentation it executes on becoming a party hereto, and for the benefit of the Administrative Agent and without any liability to any Loan Party, which of the following categories it falls in for the purposes of that Loan:
(1) not a UK Qualifying Lender;
(2) a UK Qualifying Lender (other than a UK Treaty Lender); or
(3) a UK Treaty Lender.
If a Lender which becomes a party to this Agreement after the date of this Agreement in respect of an advance to a UK Borrower fails to indicate its status pursuant to the previous sentence, then such Lender shall be treated for the purposes of this Agreement (including by each UK Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall promptly inform the Borrower Agent). For the avoidance of doubt, any document pursuant to which a Lender becomes party to this Agreement shall not be invalidated by any failure of a Lender to comply with this paragraph (iv).
        (v) A Lender which has given a UK Tax Confirmation shall promptly notify the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation, following which the Administrative Agent shall notify the Borrower Agent.
        (vi) A UK Loan Party shall promptly upon becoming aware that it has to make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) promptly notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender, and the Administrative Agent shall notify the Borrower Agent.
Notwithstanding any other provision of this Agreement except as otherwise provided in Section 2.16(l), no Irish Borrower shall be required to make an increased payment to any Lender pursuant to this Section 2.16 for Taxes in respect of any Tax imposed by Ireland from a payment of interest if on the date on which the payment falls due:
the payment could have been made to the relevant Lender without a deduction for Tax imposed by Ireland if such Lender was an Irish Qualifying Lender, but on that date such Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or tax treaty, or any practice or concession of any relevant taxing authority; or

(vii) the relevant Lender is an Irish Treaty Lender and the payment could have been made to the Lender without a deduction for Tax had that Lender complied with its obligations under paragraph (k) below.
A Lender which is an Irish Treaty Lender and any Irish Borrower which makes a payment to which that Lender is entitled shall co-operate promptly in completing any procedural formalities necessary for such Borrower to obtain authorization to make that payment without a Tax deduction.
Notwithstanding anything herein to the contrary, any Irish Borrower shall remain liable for any Taxes incurred by any Irish Qualifying Lender resulting from such Irish Borrower’s failure to provide any forms or exemption certificate or other documentation it is legally required to provide to entitle any Irish Qualifying Lender to an exemption from or reduction of withholding tax under the law of Ireland, or any Irish Treaty.
Each Lender which becomes a party to this Agreement and makes a Loan to any Loan Party after the date of this Agreement shall confirm in the documentation it executes on becoming a party hereto, and for the benefit of the Administrative Agent and any Loan Party, which of the following categories it falls in for the purposes of that Loan:
not an Irish Qualifying Lender;
an Irish Qualifying Lender (other than an Irish Treaty Lender); or
an Irish Treaty Lender.
If a Lender which becomes a party to this Agreement after the date of this Agreement fails to indicate its status pursuant to Section 2.16(m), then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not an Irish Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Irish Borrower). For the avoidance of doubt, any document pursuant to which a Lender becomes party to this Agreement shall not be invalidated by any failure of a Lender to comply with Section 2.16(m). Any Lender which ceases to be an Irish Qualifying Lender shall on ceasing to be an Irish Qualifying Lender, promptly notify each Loan Party that it has ceased to be an Irish Qualifying Lender.
On or before the date it becomes a party to this Agreement, any Administrative Agent that is a U.S. Person shall deliver to the Borrower Agent two duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Any Administrative Agent, and any successor or supplemental Administrative Agent, that is not a U.S. Person, shall deliver to the Borrower Agent (A) two duly completed copies of IRS Form W-8IMY certifying that, with respect to payments received by it (on behalf of the Lenders) from the U.S. Parent Borrower or any Domestic Subsidiary Borrower, it is a “U.S. branch”, the payments are not effectively connected with the conduct of a trade or business in the United States, and it is using such form as evidence of its agreement with such Borrower to be treated as a U.S. Person with respect to such payments and (B) with respect to payments received for its own account, two duly completed copies of IRS Form W-8ECI. Notwithstanding anything to the contrary in this Section 2.16(o), no Administrative Agent shall be required to provide any documentation it is legally ineligible to provide as a result of a Change in Law after the date hereof.
SECTION 2.16A VAT.

(a) All amounts set out or expressed in a Loan Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party to any Loan Party under a Loan Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any Finance Party (for purposes of this Section 2.16A, the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.
Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Loan Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01 (or as otherwise directed by the Administrative Agent), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and (x), in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension and (y) in the case of any payment of fees, such fees shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.
If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, required cash collateral, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements and cash collateral then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements and cash collateral then due to such parties.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant in accordance with the terms of this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Mitigation Obligations; Replacement of Lenders.
If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to

Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower Agent a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.
If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender is unable to fund its portion of any Loan as a result of any applicable law or regulation prohibiting, or any order, judgment or decree of any Governmental Authority enjoining, prohibiting or restraining, any Lender from making any Loan requested by any Borrower or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased by any Borrower or if any Lender (a “Non-Consenting Lender”) fails to grant a consent (x) in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or (y) to extend Loans or Commitments pursuant to Section 2.20, then the applicable Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Agent shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, to the extent required by Section 9.04, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the applicable Borrower (in the case of all fees and other amounts).
Expansion Option.
The Borrowers may from time to time after the Closing Date elect to increase the Revolving Commitments or any Extended Revolving Commitments or enter into one or more new Classes of Revolving Commitments (“Increased Commitments”) or enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than $25,000,000 (or such lesser amount as may be reasonably agreed by the Administrative Agent) so long as, after giving effect thereto, the aggregate amount of all such Increased Commitments and all such Incremental Term Loans (other than Refinancing Term Loans) established following the Closing Date does not exceed the sum of (x) $360,000,000 less the aggregate principal amount of Indebtedness incurred under Section 6.01(r) and Section 6.01(w) in reliance on the “Unrestricted Incremental Amount”, plus (y) the amount of any voluntary prepayments of the Tranche A Term Loans and reductions in the amount of the Revolving Commitments, in each case, to the extent not funded with long term Indebtedness (this clause (y) together with clause (x), the “Unrestricted Incremental Amount”); provided that during the

Restricted Period, the Borrowers shall not, in reliance on the “Unrestricted Incremental Amount”, establish (i) any Increased Commitments or any Incremental Term Loans under this Section 2.19(a) or (ii) any Permitted Debt Securities under Section 6.01(r) and Section 6.01(w) that are secured by Liens ranking pari passu with the Liens securing the Obligations, plus (z) an amount so long as, in the case of this clause (z), at the time of incurrence thereof, on a Pro Forma Basis (assuming all Increased Commitments were fully drawn and excluding the cash proceeds of such Incremental Term Loans and Increased Commitments from cash and Cash Equivalents), but excluding from such calculation any amounts incurred substantially concurrently in reliance on the Unrestricted Incremental Amount, the Consolidated Secured Leverage Ratio would be less than or equal to 1.50 to 1.0 as of the last day of the most recent fiscal quarter of the Parent Entity for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (this clause (z), the “Ratio Incremental Amount”) ((the aggregate amount under clauses (x), (y) and (z), the “Incremental Basket Amount”). The Borrowers may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or Extended Revolving Commitment, or to enter into one or more new Classes of Revolving Commitments, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitment or Extended Revolving Commitment, or to enter into one or more new Classes of Revolving Commitments, or to participate in such Incremental Term Loan, or extend Revolving Commitments or Extended Revolving Commitments, as the case may be; provided that each Augmenting Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower Agent and the Administrative Agent and, in the case of an Increased Commitment, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld). Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Agent, to effect the provisions of this Section 2.19. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by Parent, the applicable Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments or Extended Revolving Commitments or Incremental Term Loan shall be permitted under this paragraph unless on the proposed date of the effectiveness of such increase in the Revolving Commitments or Extended Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.03 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower Agent; provided that if the proceeds of any Incremental Term Loans are being used to finance an acquisition or other permitted Investment, (x) the reference in Section 4.03(a) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties contained in Sections 3.01 with respect to the Loan Parties (limited to the first sentence thereof), 3.02, 3.03(b)(ii), 3.08, 3.10, 3.13, 3.14 and 3.15 and (y) Section 4.03(b) shall apply solely to Specified Events of Default. On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) except in the case of any Incremental Term Loans, if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Commitment is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that (i) the final maturity date of any Incremental Term Loans shall be no earlier than the Term Loan A Maturity Date, (ii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Tranche A Term Loans, (iii) Incremental Term Loans shall not participate on a greater than pro rata basis with the Tranche A Term Loans in any optional or mandatory prepayment hereunder, (iv) the provisions with respect to payment of interest, prepayments, original issue discount and upfront fees shall be as set forth in the amendment providing for such Incremental Term Loans; and (v) all other terms applicable to such Incremental Term Loans (other than provisions specified in clauses (i) through (iv) above and other than pricing, interest rate margins, rate floors, currency (which may be an Alternative Currency), discounts, premiums, fees, and optional prepayment terms and provisions, all of which shall be determined by the Borrower Agent and the Lenders providing such Incremental Term Loans) shall be, in the aggregate not materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower Agent, except for covenants or other provisions applicable only to periods after the then Term Loan A Maturity Date at the time such Indebtedness is incurred or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement); provided further that the requirements set forth in the foregoing clauses (i) and (ii) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility automatically converts into long-term Indebtedness that satisfies such clauses (i) and (ii). The terms of any Increased Commitments shall be as set forth in the amendment to this Agreement providing for such Increased Commitments; provided that (i) the maturity date of any Increased Commitments shall be no earlier than the Revolving Credit Maturity Date and such Increased Commitments shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, (ii) the provisions with respect to payment of interest and fees shall be as set forth in the amendment providing for such Increased Commitments; and (iii) all other terms applicable to such Increased Commitments (other than provisions specified in clauses (i) and (ii) above and other than pricing, interest rate margins, rate floors, currency (which may be an Alternative Currency) and fees) shall be, in the aggregate, not materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower Agent, except for covenants or other provisions applicable only to periods after the then Revolving Credit Maturity Date at the time such Indebtedness is incurred or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement).
This Section 2.19 shall override any provisions in Section 9.02 to the contrary.

If, on the effective date of any Increased Commitments, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the relevant Increasing Lenders or Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share of all then outstanding Revolving Loans. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence and the deemed payments made pursuant the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers, jointly and severally, pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.
Extended Term Loans and Extended Revolving Commitments.
Any Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Borrower Agent shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:
all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;
the interest margins with respect to the Extended Term Loans may be different than the Applicable Rate for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the Extending Term Lenders to the extent provided in the applicable Additional Credit Extension Amendment; and
the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Term Loan A Maturity Date.
Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.
The Borrower Agent shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower Agent). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower Agent).
The Borrower Agent may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments and (ii) any reduction in the Revolving Commitments may, at the option of the Borrower Agent, be directed to a disproportional reduction of the Revolving Commitments of any Lender providing an Extended Revolving Commitment. No Lender shall have any obligation to agree to have any of its Revolving Loans of any Class converted into Extended Revolving Commitments.
Any Extended Term Loans and any Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower Agent, the applicable Borrower, the Administrative Agent and each Extending Term Lender or Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents provided pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents (other than during a Collateral Suspension Period) as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans or Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents (other than during a Collateral Suspension Period) and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.
The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.
Judgment Currency
. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged, to the fullest extent permitted by applicable law, only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrowers.
Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);
the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
so long as no Event of Default has occurred and is continuing as to which the Administrative Agent has received written notice from a Borrower or a Revolving Lender at the time of any such reallocation, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (disregarding for this purpose the Revolving Commitments of any Defaulting Lenders for all purposes of such calculation) but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;
if the reallocation described in clause (1) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the

Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the applicable Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (2) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (1) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure under such Revolving Facility will be 100% covered by the Revolving Commitments under such Revolving Facility of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.22(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(1) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower Agent, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving

Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans and participations in then outstanding Letters of Credit of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage (whereupon such Lender shall cease to be a Defaulting Lender).
Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties hereto, each such party hereto acknowledges that any liability of any Lender or Agent that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Agent that is an Affected Financial Institution; and
the effects of any Bail-in Action on any such liability, including, if applicable:
a reduction in full or in part or cancellation of any such liability;
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Bankers’ Acceptances.
The Borrowers may issue Bankers’ Acceptances denominated in Canadian Dollars for acceptance and purchase by the Revolving Lenders in accordance with the provisions of Section 2.01, Section 2.03 and this Section 2.23.
Each Bankers’ Acceptance shall have a Contract Period of approximately 30, 60 or 90 days or such other terms as available. No Contract Period shall extend beyond the Revolving Credit Maturity Date. If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.
On each Borrowing date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Borrower Agent as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Revolving Lenders have agreed to purchase.
Each Revolving Lender agrees to purchase a Bankers’ Acceptance accepted by it. The applicable Borrower shall sell, and such Revolving Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate. Such Revolving Lender shall provide to the Canadian Funding Office the Discount Proceeds less the Acceptance Fee payable by the applicable Borrower with respect to such Bankers’ Acceptance. Such proceeds will then be made available to the applicable Borrower by the Administrative

Agent crediting an account as directed by such Borrower with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent.
Each Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.
To facilitate Borrowings denominated in Canadian Dollars under the Revolving Facility to the Borrowers by way of B/As, the Borrowers hereby appoint each Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Revolving Lender, blank forms of B/As reasonably acceptable to the Borrower Agent. In this respect, it is each Revolving Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Revolving Lender and which are signed and/or endorsed on its behalf by a Revolving Lender shall bind such Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Borrower. Each Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Revolving Lender. No Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Revolving Lender or its officers, employees, agents or representatives. On request by the Borrower Agent, each Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of such Borrower and which are held by such Revolving Lender and have not yet been issued in accordance herewith. Each Revolving Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Revolving Lender agrees to provide such records to the Borrower Agent at the Borrowers’ expense upon request.
Drafts drawn by a Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of such Borrower or by its attorneys, including attorneys appointed pursuant to Section 2.21(f) above. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for a Borrower, as applicable, at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Borrower.
The Administrative Agent, promptly following receipt of a notice of Borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Revolving Lenders of the notice and shall advise each such Revolving Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Revolving Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Revolving Lender shall be determined by the Administrative Agent by reference to such Revolving Lender’s Applicable Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Revolving Lender would not be CAD$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to CAD$l00,000, or the nearest whole multiple of that amount, as appropriate.

Each Borrower waives presentment for payment and any other defense to payment of any amounts due to a Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Revolving Lender in its own right. On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the applicable Borrower shall pay to such Revolving Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Section 2.07) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the applicable Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Revolving Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.
Whenever a Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting and purchasing any B/As, make a Loan (a “BA Equivalent Loan”) to such Borrower in the amount and for the same term as each Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the amount of Discount Proceeds of such BA Equivalent Loan for the account of the applicable Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the relevant Lenders and the applicable Borrower as the B/A that such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the discounted portion of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the applicable Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement. Each Non BA Lender may, at its discretion, request in writing to the Administrative Agent and the applicable Borrower that BA Equivalent Loans made by it shall be evidenced by Discount Notes.
For greater certainty, all provisions of this Agreement that are applicable to B/As shall also be applicable, mutatis mutandis, to BA Equivalent Loans, and notwithstanding any other provision of this Agreement, all references to principal amounts or any repayment or prepayment of any Loans that are applicable to B/As or BA Drawings shall be deemed to refer to the full face amount thereof in the case of B/As and to the principal amount of any portion thereof consisting of BA Equivalent Loans. As set out in the definition of “Bankers’ Acceptances,” that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.23(f) relating to their execution by the Revolving Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:
the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing date in respect of the same borrowing;

an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and
the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Revolving Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.
At the option of the applicable Borrower and any Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.23.
Upon acceptance of a Bankers’ Acceptance by a Revolving Lender, the applicable Borrower shall pay to the Administrative Agent on behalf of such Revolving Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Rate on the basis of the number of days in the Contract Period for such Bankers’ Acceptance. Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of Section 2.12(d)) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Rate. Any increase in such Acceptance Fee shall be paid by the applicable Borrower to the Administrative Agent on behalf of the Revolving Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance. Any decrease in such Acceptance Fee shall be paid by each Revolving Lender to the applicable Borrower, through the Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.
Circumstances Making Bankers’ Acceptances Unavailable
.If prior to the commencement of any Contract Period, (i) the Administrative Agent determines in good faith, which determination shall be conclusive and binding on the applicable Borrowers, and notifies the Borrower Agent that, by reason of circumstances affecting the money market, there is no readily available market for Bankers’ Acceptances, or (ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Discount Rate or CDOR Rate, as applicable, for such Contract Period; or (iii) the Administrative Agent is advised by one or more Revolving Lenders that the Discount Rate or CDOR Rate, as applicable, for such Contract Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their portion of such BA Drawings included in such Borrowing for such Contract Period then:
the right of the Borrowers to request a borrowing by way of BA Drawing shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Borrower Agent; and
any notice relating to a borrowing by way of BA Drawing which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.03).

The Administrative Agent shall promptly notify the Borrower Agent and the Revolving Lenders of the suspension in accordance with Section 2.24(a) of the Borrowers’ right to request a borrowing by way of BA Drawing and of the termination of such suspension.
Borrower Agent
. Each of the other Borrowers appoints the Parent Entity (in such capacity, the “Borrower Agent”) as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and all modifications hereto. The Borrowers may from time to time appoint a new entity as Borrower Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Borrower Agent, whether or not any of the other Borrowers join therein, and the Administrative Agent and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Borrower Agent under this Section 2.25; provided that nothing in this Section 2.25 shall limit the effectiveness of, or the right of the Administrative Agent and the Lenders to rely upon, any notice (including without limitation a Borrowing Request or other request for any credit extension or notices of conversion or continuation of Loans), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.
Representations and Warranties
The Borrowers, jointly and severally, represent and warrant to the Lenders as of the Closing Date and (except as to representations and warranties made as of a certain date) as of the date such representations and warranties are deemed to be made under Section 4.03 of this Agreement that:
Organization; Powers; Subsidiaries
. Each of the Parent Entity and its Material Subsidiaries and each Borrower is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary of the Parent Entity on the Effective Date, if such Subsidiary is a Specified Domestic Subsidiary or a Specified Foreign Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of its capital stock or other equity interests owned by the Parent Entity and the other Subsidiaries. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Parent Entity or any Restricted Subsidiary, of each Restricted Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Parent Entity or another Restricted Subsidiary were owned, beneficially and of record, by the Parent Entity or such Restricted Subsidiary on the Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Effective Date, there were no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 3.01.

Authorization; Enforceability
. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof are within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Governmental Approvals; No Conflicts
. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents (other than during a Collateral Suspension Period) and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.
Financial Statements; Financial Condition; No Material Adverse Change.
The Borrower Agent has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of Parent as of and for (i) the years ended December 31, 2016 and December 31, 2015 reported on by Ernst & Young LLP, independent public accountants and (ii) the six months ended June 30, 2016 and June 30, 2017, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Parent as of such dates and for such periods in accordance with GAAP.
Since December 31, 2016, there has been no material adverse change in the business, assets, properties or financial condition of the Parent Entity and its Restricted Subsidiaries, taken as a whole.
Properties.
Each Loan Party has title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Parent Entity or any Restricted Subsidiary except for Liens permitted by Section 6.02. No Mortgage encumbers improved real property that is located in an area that has been identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws.
Each of the Parent Entity and its Restricted Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Parent Entity, the Borrowers and the Restricted Subsidiaries, taken as a whole, and, to the knowledge of the Borrower Agent, the use thereof by the Parent Entity and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Litigation and Environmental Matters.
There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower Agent, threatened against or affecting the Parent Entity or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrowers, threatened against or affecting the Parent Entity or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent Entity nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Compliance with Laws
. Each of the Parent Entity and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Investment Company Status
. Neither the Parent Entity nor any of its Restricted Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.
Taxes
. The Parent Entity and each of its Restricted Subsidiaries (including the U.S. Parent Borrower) has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the tax in question and for which the Parent Entity, the U.S. Parent Borrower or such Restricted Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or

(b) to the extent that the failure to make such filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or, to the Borrower Agent’s knowledge any pending, Tax assessment, deficiency or other claim against the Parent Entity or any of its Restricted Subsidiaries (including the U.S. Parent Borrower) except (i) those being actively contested by the Parent Entity, the U.S. Parent Borrower, or such Restricted Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Solvency
. On the Closing Date after giving effect to the Transactions, the Parent Entity and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
Labor Matters
. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Parent Entity or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of the Parent Entity and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Parent Entity and its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Entity or any Restricted Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.
Disclosure
.  As of the Effective Date, none of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Parent Entity or any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
Anti-Corruption Laws; Sanctions
. The Parent Entity and the other Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by Parent, each Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Entity, the Borrowers, their respective Subsidiaries and, to the knowledge of the Responsible Officers of Parent, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws, except for violations that are not material. None of the Parent Entity, any Borrower, any Subsidiary or to the knowledge of the Parent Entity, any of their respective directors, officers or employees or agents, is a Sanctioned Person.
Federal Reserve Regulations
. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Neither the Parent Entity nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).
Security Interests
. Other than during a Collateral Suspension Period, the provisions of each Collateral Document are (or, at the time delivered, will be) effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, the proper filing of Mortgages with respect to Material Real Properties and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.

Conditions

Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions (the date such conditions are satisfied, the “Effective Date”):
(b) The Administrative Agent (or its counsel) shall have received from the U.S. Parent Borrower, the Parent Entity and each Person listed on Schedule 2.01 either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent that such party signed a counterpart of this Agreement.
(c) The Administrative Agent shall have received the executed legal opinions of (i) Paul Hastings LLP, special New York counsel to the Borrowers and (ii) Carey Olsen, local counsel to the Parent, in each case, in form reasonably satisfactory to the Administrative Agent. The Borrower Agent hereby requests such counsel to deliver such opinions.
(d) The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Parent and the U.S. Parent Borrower, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(e) To the extent reasonably requested in writing by the Administrative Agent (or the Lenders acting through the Administrative Agent) at least five Business Days prior to the Effective Date, the Administrative Agent shall have received on or prior to the Effective Date all documentation and other information in order to allow the Administrative Agent and the Lenders to comply with the USA PATRIOT Act and other applicable KYC requirements.
(f) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced a reasonable period of time before the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
Closing Date. The initial Borrowings under this Agreement are subject to the satisfaction of the following conditions on or prior to June 30, 2018 (the date such conditions are satisfied, the “Closing Date”):
(g) The Administrative Agent (or its counsel) shall have received from each U.S. Loan Party either (A) a counterpart of the Pledge and Security Agreement and the Guaranty signed on behalf of such U.S. Loan Party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Pledge and Security Agreement and the Guaranty) that such party signed a counterpart of the Pledge and Security Agreement and the Guaranty.
(h) The Administrative Agent (or its counsel) shall have received from each Foreign Guarantor either (A) a counterpart of the Pledge and Security Agreement and Guaranty signed on behalf of such Foreign Guarantor or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Pledge and Security Agreement and Guaranty) that such party signed a counterpart of the Pledge and Security Agreement and Guaranty;
(i) The Administrative Agent shall have received a signed certificate of a Responsible Officer of the Borrower Agent stating that the conditions set forth in Section 4.03 are satisfied as of such date.
(j) The Administrative Agent shall have received the executed legal opinions of (i) Paul Hastings LLP, special New York counsel to the Borrowers and (ii) Carey Olsen, local counsel to the Parent, in each case, in form reasonably satisfactory to the Administrative Agent. The Borrower Agent hereby requests such counsel to deliver such opinions.
(k) The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties (other than Parent and the U.S. Parent Borrower), the authorization of the Transactions and any other legal matters relating to such Loan Parties, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(l) The Administrative Agent shall have received a certificate attesting to the Solvency of Parent and its Subsidiaries (taken as a whole) (including, without limitation, the U.S. Parent Borrower) on the Closing Date after giving effect to the Transactions, from a Financial Officer of Parent.

(m) The Administrative Agent shall have received (i) copies of recent UCC Lien searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties, (ii) a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Parent, together with all attachments contemplated thereby, (iii) the certificates or instruments representing or evidencing the Collateral required to be delivered to the Administrative Agent pursuant to the Collateral Documents accompanied by instruments of transfer and stock powers undated and endorsed in blank and (iv) to the extent reasonably requested by the Administrative Agent, all documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office and all other actions required by the applicable Requirement of Law and the applicable Collateral Documents to be delivered, filed, registered or recorded to create or perfect the Liens intended to be created by the Collateral Documents.
(n) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) those fees and expenses due to the Arrangers under the Engagement Letter and (ii) to the extent invoiced a reasonable period of time before the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
(o) The Administrative Agent shall be reasonably satisfied that prior to or substantially concurrently with the initial funding of the Tranche A Term Loans (i) the Form 10, as in effect on the Effective Date, shall not have been amended (A) to modify the transfer of the business, property or other assets or liabilities contemplated under the Form 10, as in effect on the Effective Date, in a manner that is materially adverse to the Lenders or (B) to be inconsistent, in a manner that is materially adverse to the Lenders, with the nature of the pro forma adjustments to the historical financials included in the Form 10, as in effect on the Effective Date, (ii) the Form 10 shall have become effective and the Spin-Off shall be consummated in accordance with the Form 10 in all material respects, (iii) Parent shall receive the net cash proceeds of the Senior Notes, (iv) Parent will make the Distribution to Delphi Automotive in connection with the Spin-Off, (v) Delphi Automotive shall have transferred the Spin-Off Business to Parent and its Subsidiaries and (vi) except to the extent permitted under Section 6.01, Parent and its Subsidiaries shall be released as obligors with respect to all Material Indebtedness (determined, for this purpose, as if references to the “Parent Entity and its Restricted Subsidiaries” in the definition thereof are to “Delphi Automotive and its subsidiaries”) of Delphi Automotive and its subsidiaries after giving effect to the Spin-Off.
The Administrative Agent shall have received financial statements of the Parent Entity and its Consolidated Subsidiaries (i) for each quarter ended after June 30, 2017 and at least forty-five (45) days prior to the Closing Date setting forth the information in Section 5.01(b) and (ii) for each year ended at least ninety (90) days prior to the Closing Date setting forth the information in Section 5.01(a).
The Parent Entity shall be in compliance, on a Pro Forma Basis, with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 4.02(j).
Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, amend,

renew or extend any Letter of Credit (including the initial Loans made on the Closing Date) is subject to the satisfaction of the following conditions:
(p) Except as provided in Section 2.19, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date; provided that during any Covenant Suspension Period the representations and warranties set forth in Sections 3.04(b) and 3.06 shall not be required to be made.
(q) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and
(r) The Borrower Agent shall have provided any required notice of such Borrowing or issuance, amendment, renewal or extension pursuant to Section 2.03, 2.04 or 2.05, as applicable.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.03.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:
Financial Statements and Other Information. The Borrower Agent will furnish to the Administrative Agent for distribution to the Lenders:
(s) as soon as available, but in any event within ninety (90) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed one-hundred and five (105) days) after the end of each fiscal year of the Parent Entity, the audited consolidated balance sheet of the Parent Entity and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Parent Entity and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(t) as soon as available, but in any event within forty-five (45) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed sixty (60) days) after the end of each of the first three fiscal quarters of each fiscal year of the Parent Entity, the unaudited consolidated balance sheet of the Parent Entity and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Parent Entity’s Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Parent Entity and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(u) concurrently with any delivery of financial statements under clause (a) above or except in the case of subclause (y) below, (b) above, a certificate substantially in form and substance reasonably acceptable to Administrative Agent and executed by a Financial Officer of such Parent Entity (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 as of the last day of the period covered by such financial statements;
(v) simultaneously with the delivery of the financial statements referred to in Sections 5.01(a) and (b) above, consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(w) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Parent Entity or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC; and
(x) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Parent Entity or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, to the extent applicable, the Act and the Beneficial Ownership Regulation.
Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(f) shall be deemed to have been delivered if such statements and information shall have been posted by the Parent Entity on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.
The Borrowers acknowledge that (a) the Administrative Agent will make available information to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the

Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Entity, its Subsidiaries or their securities) (each, a “Public Lender”). The Borrower Agent agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information (for purposes of United States federal and state securities laws) relating to the Parent Entity or its Subsidiaries (or any of their securities).
Notices of Material Events. The Borrower Agent will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower Agent obtains knowledge of the following:
(y) the occurrence of any continuing Default;
(z) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Entity, any Restricted Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
(aa) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(bb) (i) any material labor dispute to which the Parent Entity or any Subsidiary is, or is reasonably likely to become a party, including any strikes, lockouts or any Subsidiary is, or is reasonably likely to become, a party, including any strikes, lockouts or other disputes relating to any of the Parent Entity’s or such Subsidiary’s plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of the Parent Entity or any such Subsidiary, in each case that could be reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Agent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Existence; Conduct of Business. The Parent Entity will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.
Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay all of its Taxes (including Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises) before any penalty or fine accrues thereon; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Maintenance of Properties; Insurance. The Parent Entity will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Except during a Collateral Suspension Period, all property and liability insurance relating to Collateral, including insurance requested in connection with any after-acquired Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09(b), shall, as reasonably requested by the Administrative Agent, name the Administrative Agent as mortgagee (in the case of property insurance), if applicable, or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.
Inspection Rights . The Parent Entity will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Parent Entity and the Borrowers, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year and the costs and expenses of only one such visit or inspection per year shall be required to be reimbursed by the Borrowers pursuant to Section 9.03.
Compliance with Laws. The Parent Entity will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Use of Proceeds and Letters of Credit. The Borrowers shall use (x) the Term Loans issued on the Closing Date (i) to pay a portion of the Distribution, (ii) for general corporate purposes (including acquisitions and other investments), and (iii) to pay fees and expenses in connection with the Transactions and (y) the Letters of Credit and the proceeds of the Revolving Loans and other credit extensions made under this Agreement only to finance the working capital needs, and for general corporate purposes (including refinancing of existing Indebtedness, acquisitions and other investments), of the Parent Entity and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or of any Anti-Corruption Law or applicable Sanctions.
Further Assurances; Additional Security and Guarantees.
Except during any Collateral Suspension Period, the Borrower Agent shall, and shall cause the Parent Entity and each applicable Restricted Subsidiary to, at the Borrower Agent’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents.

Upon the formation or acquisition of any Specified Domestic Subsidiary or Specified Foreign Subsidiary by the Parent Entity or any Restricted Subsidiary (and, in the case of clause (D) below, upon the acquisition of any Material Real Property by any U.S. Loan Party), the Borrowers shall, and shall cause the Parent Entity and each applicable Restricted Subsidiary to, at the Borrower Agent’s expense within thirty (30) days (ninety (90) days in the case of a Specified Foreign Subsidiary or in the case of clause (D) below) after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:
(A) except during any Collateral Suspension Period, deliver all certificated Equity Interests of such Restricted Subsidiary held by any Loan Party that are required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Restricted Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;
(B) cause each such Specified Domestic Subsidiary to execute a supplement to the Guaranty (except during any Covenant Suspension Period) and Pledge and Security Agreement (except during any Collateral Suspension Period) and, except during any Collateral Suspension Period, take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Pledge and Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent;
(C) cause each such Specified Foreign Subsidiary to execute a supplement to the Guaranty (except during any Covenant Suspension Period) and, except during a Collateral Suspension Period, any Pledge and Security Agreement and/or Foreign Security Agreement reasonably requested by the Administrative Agent and, except during any Collateral Suspension Period, to take the actions reasonably requested by the Administrative Agent in order to satisfy the Foreign Guarantor Collateral Requirement;
(D) except during any Collateral Suspension Period, cause any such Specified Domestic Subsidiary or the applicable Loan Party to deliver to the Administrative Agent to the extent reasonably requested by the Administrative Agent (i) counterparts of a Mortgage with respect to any Material Real Property, duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, together with such endorsements as the Administrative Agent may reasonably request and in an amount reasonably satisfactory to the Administrative Agent and (iii) such existing surveys, if any, UCC-1 fixture filings, existing appraisals, if any, legal opinions, “life-of-loan” flood hazard determinations, evidence of insurance, affidavits and other documents as the Administrative Agent may reasonably request with respect to any such Material Real Property; and
(E) if requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower Agent with respect to the guarantee (except during any Covenant Suspension Period) and security (except during any Collateral Suspension Period) provided by such Specified Domestic Subsidiary or Specified Foreign Subsidiary (except, in the case of opinions in respect of any Collateral or Guaranty, to the extent such opinions are customarily delivered by lender’s counsel in the applicable jurisdiction).
Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Borrower Agent, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the provisions hereof shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Equity Interests and/or Indebtedness or, to the extent (if any) expressly required hereunder, in connection with the delivery of cash collateral), (iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, and notices shall not be required to be sent to account debtors or other contractual third parties except during a continuing Event of Default, (v) except pursuant to the Foreign Guarantor and Collateral Requirement, no Loan Party will be required to (1) take any action outside of the U.S. to perfect any security interest in any asset located outside of the U.S. or (2) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge, (vi) no action shall be required to perfect any Lien with respect to any vehicle or other asset subject to a certificate of title to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) financing statement and (vii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower Agent and the Administrative Agent.
Maintenance of Ratings. The Borrowers shall use commercially reasonable efforts to maintain (i) Corporate Ratings and (ii) a public rating in respect of the Term Loans from each of S&P and Moody’s.
Collateral Suspension Period.
(a) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if a Collateral Suspension Date occurs then upon delivery to the Administrative Agent of the officer’s certificate set forth in clause (iv) of the definition of “Collateral Suspension Date,” all of the Liens granted pursuant to the Collateral Documents on the Collateral, shall be automatically released and terminated at such time. In connection with the foregoing, the Administrative Agent shall, within a reasonable period of time following delivery of such officer’s certificate, and at the Borrower Agent’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and (y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 termination financing statements or releases) and take such other actions, as the Borrower Agent shall reasonably request to evidence such termination and release.

(b) Notwithstanding clause (a) above, if, after any Collateral Suspension Date, (i) either (x) the Corporate Ratings are downgraded by both S&P or Moody’s such that neither Corporate Rating is an Investment Grade Rating or (y) upon neither the Parent Entity nor the U.S. Parent Borrower having (i) a corporate credit rating by S&P (or a successor or replacement thereto or an alternative Rating Agency in accordance with the definition thereof) and (ii)  a corporate family rating by Moody’s (or a successor or replacement thereto or an alternate Rating Agency in accordance with the definition thereof) (the occurrence of the events in clause (x) or (y), a “Collateral Reinstatement Event”) and (ii) the Required Lenders request the reinstatement of the Collateral, the Collateral Suspension Period with respect to such Collateral Suspension Date shall automatically terminate and all Collateral and Collateral Documents, and all Liens granted or purported to be granted therein, released pursuant to clause (a) above shall be required to be reinstated on the same terms as of the applicable Collateral Reinstatement Date (as defined below) and the Loan Parties shall take all actions and deliver all documents (collectively, the “New Collateral Documents”) reasonably requested by the Administrative Agent as necessary to create and perfect the Liens of the Administrative Agent in such Collateral, substantially consistent with all such actions taken as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, within 60 days of such Collateral Reinstatement Event (or such longer period as the Administrative Agent may agree in its reasonable discretion) (the first date on which a new security agreement is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”). The Administrative Agent is hereby authorized to enter into any New Collateral Documents in connection with any Collateral Reinstatement Event.
Guaranty Release During Covenant Suspension Period.
(c) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if a Covenant Suspension Period occurs, upon delivery of a written request by the Borrower Agent to the Administrative Agent, each Guarantor (other than the Parent Entity and each Borrower) shall be automatically released from its obligations under the applicable Guaranty to the extent that such Guarantors are not required (or substantially concurrently or after giving effect to this Section 5.12, will not be required) to Guarantee any Material Indebtedness of any Borrower or the Parent Entity.
(d) Notwithstanding clause (a) above, upon termination of a Covenant Suspension Period, and if requested by the Required Lenders, the Guaranties released pursuant to clause (a) above shall be required to be reinstated within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the last day of such Covenant Suspension Period, pursuant to guaranty agreements (the “New Guaranty”) substantially consistent with the Guaranty delivered on the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
Unrestricted Subsidiaries.
The Parent Entity may at any time designate any Restricted Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that:
immediately before and after such designation (or re-designation), no Event of Default shall be continuing, unless such re-designation is otherwise required under this Agreement;
the Parent Entity shall have a Consolidated Leverage Ratio equal to or less than 4.00 to 1.00, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, any Borrower or any Restricted Subsidiary of the Parent Entity that is not a Subsidiary of the Subsidiary to be so designated or if such Subsidiary has Indebtedness outstanding that is recourse to the Parent Entity or any Restricted Subsidiary; and
no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Material Indebtedness of any Loan Party.
The designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment by the Parent Entity in an Unrestricted Subsidiary in an amount equal to the Fair Market Value of such Unrestricted Subsidiary at the time of such designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary will constitute (i) a deemed return of Investment to the Parent Entity in an amount equal to the lesser of (x) the original amount of all Investments made by the Parent Entity and its Restricted Subsidiaries in such Unrestricted Subsidiary and (y) the Fair Market Value of the Parent Entity’s and is Restricted Subsidiaries’ Investments in such Unrestricted Subsidiary at such time and (ii) the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.

Negative Covenants

From the Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:
Indebtedness. The Parent Entity will not create, incur, assume or permit to exist, and will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist, any Indebtedness, except:
(e) Indebtedness created under the Loan Documents;
(f) (i) the Senior Notes and (ii) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 (other than Indebtedness under Permitted Receivables Facilities); and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);
(g) Indebtedness of the Parent Entity or any Restricted Subsidiary owing to the Parent Entity or any Restricted Subsidiary; provided, that any Indebtedness outstanding pursuant to this clause (c) which is owed by a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations under this Agreement on customary terms;
(h) Guarantees of Indebtedness of the Parent Entity or any other Restricted Subsidiary, all to the extent permitted by Section 6.05; provided that no Guarantee of Indebtedness of a Loan Party by a Restricted Subsidiary that is not a Loan Party will be permitted under this clause (d);

(i) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed at any time outstanding the greater of (x) $250,000,000 and (y) 35% of LTM EBITDA (measured at the time of incurrence of any such Indebtedness);
(j) Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;
(k) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed the greater of (x) $350,000,000 and (y) 50% of LTM EBITDA (measured at the time of incurrence of any such Indebtedness);
(l) Indebtedness of Foreign Subsidiaries and Restricted Subsidiaries which are not Guarantors, provided that, such Indebtedness shall be permitted to be incurred pursuant to this clause (h) only if (x) at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) at such time (including such Indebtedness) would not exceed the greater of (x) $180,000,000 and (y) 7.5% of Consolidated Total Assets (for this purpose, including only amounts attributable to the Foreign Subsidiaries) as of the most recently ended fiscal quarter of the Parent Entity for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (measured at the time of incurrence of any such Indebtedness) or (y) such Indebtedness is incurred in the ordinary course of business to finance working capital and other cash management needs of such Restricted Subsidiaries;
(m) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
(n) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;
(o) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(p) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;
(q) Indebtedness in the form of (x) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $10,000,000 at any one time outstanding, and (y) reimbursements owed to officers, directors, consultants and employees;
(r) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Parent Entity permitted by Section 6.04;
(s) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;
(t) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(u) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(v) (x) Permitted Debt Securities so long as no Event of Default has occurred and is continuing or would arise after giving effect thereto and such Indebtedness does not exceed the then-available Incremental Basket Amount (with any Permitted Debt Securities incurred in reliance on the “Unrestricted Incremental Amount” outstanding under this clause (x) (and any Permitted Refinancing Indebtedness in respect thereof) reducing the Unrestricted Incremental Amount on a dollar-for-dollar basis) and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (r); provided that during the Restricted Period, no Permitted Debt Securities incurred under this clause (r) in reliance on the “Unrestricted Incremental Amount” shall be secured by Liens ranking pari passu with the Liens securing the Obligations;
(w) other Indebtedness of the Loan Parties; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (s) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (s) at such time (including such Indebtedness) would not exceed the greater of (x) $100,000,000 and (y) 50% of LTM EBITDA (measured at the time of incurrence of any such Indebtedness);
(x) letters of credit denominated in foreign currencies in an aggregate face amount outstanding at any time not to exceed $25,000,000;
(y) [reserved];
(z) (x) Indebtedness of the Loan Parties incurred during a Covenant Suspension Period and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (v);
(aa)  (A) Permitted Debt Securities of the Parent Entity or any Restricted Subsidiary; and (B) Indebtedness of any Restricted Subsidiary that is not a Loan Party (including Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Parent Entity or a Restricted Subsidiary); provided that, the aggregate principal amount of such Indebtedness shall not exceed (x) the then-available Unrestricted Incremental Amount at the time of incurrence thereof (provided that (i) any such

Indebtedness (and any Permitted Refinancing Indebtedness in respect thereof) shall reduce the Unrestricted Incremental Amount on a dollar-for-dollar basis, and (ii) during the Restricted Period, no Permitted Debt Securities incurred under this clause (w) in reliance on the “Unrestricted Incremental Amount” shall be secured by Liens ranking pari passu with the Liens securing the Obligations) plus (y) an amount, such that in each case, on a Pro Forma Basis on the date of incurrence thereof, the Parent Entity would have a Consolidated Leverage Ratio equal to or less than 2.50 to 1.00 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (“Ratio Debt”); provided, however that for any such Indebtedness incurred or assumed in connection with an acquisition or other permitted Investment, such Indebtedness shall be permitted if, either (1) the Parent Entity would have a Consolidated Leverage Ratio on a Pro Forma Basis equal to or less than 2.50 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), or (2) the Consolidated Leverage Ratio of the Parent Entity would be equal to or be less than the Consolidated Leverage Ratio of the Parent Entity immediately prior to giving effect thereto; provided, further that the aggregate amount of Ratio Debt issued by Restricted Subsidiaries of the Parent Entity that are not Loan Parties shall not exceed the greater of (x) $250,000,000 and (y) 35% of LTM EBITDA (measured at the time of incurrence of any such Indebtedness) at any time outstanding;
(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.
Indebtedness permitted by this Section 6.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.01 permitting such Indebtedness. In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 6.01, the Borrower Agent, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses.
For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that (i) if any such Indebtedness denominated in a different currency is subject to a Swap Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Swap Agreement and (ii) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this Section 6.01 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the fluctuations in the exchange rates of currencies.

Liens. The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:
(bb) Permitted Encumbrances;
(cc) Liens pursuant to any Loan Document;
(dd) any Lien on any Property of the Parent Entity or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Parent Entity or any Restricted Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;
(ee) any Lien existing on any Property prior to the acquisition thereof by the Parent Entity or any Restricted Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Parent Entity or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such and Permitted Refinancing Indebtedness in respect thereof;
(ff) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Parent Entity or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01 or, during a Covenant Suspension Period, shall secure Indebtedness not to exceed the greater of (x) $250,000,000 and (y) 35% of LTM EBITDA (measured at the time of incurrence of such Indebtedness) at any time outstanding, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01 or, during a Covenant Suspension Period, refinancing Indebtedness in respect of such initial Indebtedness) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Parent Entity or any Restricted Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(gg) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including

Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
(hh) Liens on Receivables and Permitted Receivables Facility Assets, in each case, securing Indebtedness permitted by Section 6.01(g);
(ii) (i) Liens on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted pursuant to Section 6.01 and (ii) Liens securing Indebtedness permitted under Section 6.01(p)(x) and applying only to the proceeds of the insurance policy;
(jj) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11;
(kk) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent Entity or any Restricted Subsidiary or (ii) secure any Indebtedness;
(ll) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(mm) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;
(nn) Liens on property or Equity Interests (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that do not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 6.01;
(oo) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Entity or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;
(pp) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;
(qq) rights of setoff relating to purchase orders and other agreements entered into with customers of the Parent Entity or any Restricted Subsidiary in the ordinary course of business;
(rr) ground leases in respect of real property on which facilities owned or leased by the Parent Entity or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Parent Entity or any Restricted Subsidiary;
(ss) Liens on equipment owned by the Parent Entity or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(tt) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Restricted Subsidiary;
(uu) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (t) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (t) would not exceed the greater of (x) $100,000,000 or (y) 50% of LTM EBITDA (measured at the time of incurrence of any such Liens);
(vv) Liens on any Property of (i) any U.S. Loan Party in favor of any U.S. Loan Party, (ii) any Foreign Guarantor in favor of any Loan Party, (iii) any Restricted Subsidiary that is not a Loan Party in favor of the Parent Entity or any other Restricted Subsidiary and (iv) during a Covenant Suspension Period, of the Parent and its Restricted Subsidiaries in favor of the Parent Entity or any of its Restricted Subsidiaries;
(ww) other than during a Collateral Suspension Period (unless the Obligations are equally and ratably secured therewith), Liens on the Collateral securing Permitted Secured Notes; provided that the collateral agent for such Permitted Secured Notes has entered into the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable;
(xx) during a Collateral Suspension Period, Liens securing Indebtedness (i) under Swap Agreements entered into in the ordinary course of business and not for speculative purposes and (ii) in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business; and
(yy) Liens arising from UCC financing statement filings regarding leases and consignments entered into by the Parent Entity and its Restricted Subsidiaries in the ordinary course of business.
For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in this Section 6.02 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described under this Section 6.02, the Borrower Agent shall, in its sole discretion, classify such Lien (or any portion thereof) in any manner that complies with this Section 6.02 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of this Section 6.02 and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.
Fundamental Changes. The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:
(zz) any Restricted Subsidiary (other than any Borrower) may be merged or consolidated with or into any Person and any Restricted Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11;

(aaa)  (i) any U.S. Loan Party may merge or consolidate with any other Person in a transaction in which a U.S. Loan Party is the surviving Person in such merger or consolidation, (ii) any Foreign Guarantor may merge or consolidate with any other Person in a transaction where a Foreign Guarantor is the surviving Person in such merger or consolidation and (iii) during any Covenant Suspension Period, any Restricted Subsidiary of Parent may merge or consolidate with any other Restricted Subsidiary of Parent (provided that if any such Subsidiary is a Loan Party, the surviving Person in such merger or consolidation shall be a Loan Party); and
(bbb) any Borrower (other than the Parent Entity) may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which such Borrower is merged shall expressly assume all obligations of such Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which such Borrower is merged shall be a corporation organized under the laws of the jurisdiction of such Borrower and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents (other than during a Collateral Suspension Period) and (z) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document (other than during a Collateral Suspension Period) comply with this Agreement.
(ccc) The Parent Entity will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (x) the Parent Entity may be consolidated with, merged into, or liquidated or dissolved into, any Person and (y) a Permitted Parent Holding Company may be substituted for Parent as the Parent Entity as contemplated by the definition of “Parent Entity”; provided that, simultaneously with such transaction, (i) the Person formed by such consolidation or into which the Parent Entity is merged, liquidated or dissolved or substituted shall expressly assume all obligations of the Parent Entity under the Loan Documents and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents (other than during a Collateral Suspension Period), (y) the Person formed by such consolidation or into which the Parent Entity is merged, liquidated or dissolved or substituted shall be a corporation organized under the laws of a State in the United States of America or a Permitted Foreign Borrower Jurisdiction (or, following a Permitted Parent Borrower Release, a Permitted Parent Guarantor Jurisdiction) and (z) the Parent Entity shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, liquidation or dissolution or substitution and such supplement to this Agreement comply with this Agreement or any Collateral Document (other than during a Collateral Suspension Period) comply with this Agreement.
Restricted Payments. The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Parent Entity or any Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Restricted Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests; (c) the Parent Entity may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Parent Entity and its Restricted

Subsidiaries (i) in existence on the Effective Date and listed on Schedule 6.04 and (ii) other such plans adopted following the Effective Date in an aggregate amount pursuant to this subclause (ii) not to exceed $25,000,000 in any fiscal year (with unused amounts of such base amount available for use succeeding fiscal years so long as the aggregate amount expended pursuant to this subclause (ii) in any fiscal year does not exceed $50,000,000); (d) Restricted Payments made to consummate the Transactions, including the Distribution; (e) to the extent constituting Restricted Payments, the Parent Entity and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.07 (other than Section 6.07(a)); (f) repurchases of Equity Interests in the Parent Entity or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (g) the Parent Entity and its Restricted Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that no Restricted Payments shall be permitted under the foregoing clause (g) unless (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (ii) on a Pro Forma Basis the Parent Entity would be in compliance with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b); (h) the Parent Entity may pay dividends on, or repurchase or redeem, its Equity Interests in an aggregate amount not to exceed $75,000,000 in any fiscal year, (i) other Restricted Payments so long as (x) no Event of Default has occurred and is continuing and (y) after giving effect to such Restricted Payment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (j) other Restricted Payments by the Parent Entity or any Restricted Subsidiary in an aggregate amount not to exceed, together with the aggregate amount of Investments made pursuant to Section 6.05(t) and the aggregate amount of prepayments, redemptions, purchases, defeasances or other satisfaction of Restricted Indebtedness made pursuant to Section 6.06(a)(vii), $500,000,000 and (k) any Restricted Payments made during a Covenant Suspension Period.
Investments. The Parent Entity will not, and will not allow any of its Restricted Subsidiaries to make or hold any Investments, except:
(ddd) Investments by the Parent Entity or a Restricted Subsidiary in cash and Cash Equivalents (or that were Cash Equivalents at the time the Investment was made);
(eee) loans or advances to officers, directors, consultants and employees of the Parent Entity and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Parent, provided that the amount of such loans and advances shall be contributed to one or more Borrowers in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;
(fff) Investments (i) by the Parent Entity or any Restricted Subsidiary in the Parent Entity or any Restricted Subsidiary and (ii) by the Parent Entity or any Restricted Subsidiary in any Person (or assets, as applicable) that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into (or such assets will be transferred to) the Parent Entity or a Restricted Subsidiary;
(ggg) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(hhh) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i) or (j);
(iii) Investments existing on the Effective Date in Restricted Subsidiaries or as set forth on Schedule 6.05 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;
(jjj) Investments in Swap Agreements permitted under Section 6.01(i);
(kkk) [reserved];
(lll) other Investments so long as (x) no Specified Event of Default (or, in the case of Investments in Unrestricted Subsidiaries, no Event of Default) has occurred and is continuing and (y) after giving effect to such Investment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b);
(mmm) Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(nnn) any other Investment, provided that an Investment shall be permitted to be made pursuant to this clause (k) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (k) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed the greater of (x) $500,000,000 and (y) 75% of LTM EBITDA (measured at the time of any such Investment);
(ooo) any Investment; provided that the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made; provided that no such Investments shall be permitted under this clause (l) unless (i) no Specified Event of Default has occurred and is continuing or would arise after giving effect thereto and (ii) on a Pro Forma Basis the Parent Entity would be in compliance with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b).
(ppp) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;
(qqq) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(rrr) Investments held by a Restricted Subsidiary acquired after the Effective Date or of a corporation merged into Parent or merged or consolidated with a Restricted Subsidiary in accordance with Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(sss) lease, utility and other similar deposits in the ordinary course of business;
(ttt) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under clause (j) of Section 6.11 or Restricted Payments permitted under Section 6.04 or Indebtedness permitted under Section 6.01; and
(uuu) customary Investments in connection with Permitted Receivables Facilities;
(vvv) customer financing in an amount not to exceed $20,000,000 at any time outstanding;
(www) Investments by the Parent Entity or any Restricted Subsidiary in an aggregate amount not to exceed, together with the aggregate amount of Restricted Payments made pursuant to Section 6.04(j) and the aggregate amount of prepayments, redemptions, purchases, defeasances or other satisfaction of Restricted Indebtedness made pursuant to Section 6.06(a)(vii), $500,000,000; and
(u) any Investments (other than an Investment in an Unrestricted Subsidiary) made during a Covenant Suspension Period.
Prepayments, Etc., of Indebtedness.
The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Restricted Indebtedness or make any payment in violation of any subordination terms of any Restricted Indebtedness, except (i) refinancing of Restricted Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion of any Restricted Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Parent Entity, (iii) the prepayment of Restricted Indebtedness of the Parent Entity or any Restricted Subsidiary to the Parent Entity or any Restricted Subsidiary to the extent permitted by the Collateral Documents, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Restricted Indebtedness in an aggregate amount not to exceed the Available Amount so long as (1) no Event of Default has occurred and is continuing and (2) after giving effect to such prepayment, on a Pro Forma Basis the Parent Entity would be in compliance with Section 6.09 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Restricted Indebtedness so long as (x) no Event of Default has occurred and is continuing and (y) after giving effect to such prepayment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (vi) prepayments, redemptions, purchases or defeasances of Restricted Indebtedness out of the net cash proceeds of a sale of Qualified Equity Interests (other than a sale to the Parent Entity or a Restricted Subsidiary) to the extent such net cash proceeds are excluded from the calculation of the Available Amount, (vii) prepayments, redemptions, purchases, defeasances and other payments in an aggregate amount not to exceed, together with the aggregate amount of Restricted Payments made pursuant to Section 6.04(j) and the aggregate amount of Investments made pursuant to Section 6.05(t), $500,000,000 and (viii) any prepayments, redemptions, purchases, defeasances and other payments in respect of Restricted Indebtedness made during a Covenant Suspension Period.
Except during a Covenant Suspension Period, Parent will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Restricted Indebtedness.
Transactions with Affiliates. The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, in each case involving aggregate consideration with a Fair Market Value in excess of $2,000,000 (any such transaction, an “Affiliate Transaction”), except (a) at prices and on terms and conditions substantially as favorable to the Parent Entity or such Restricted Subsidiary (in the good faith determination of the Parent Entity) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Parent Entity and/or its Restricted Subsidiaries and (ii) the Parent Entity and/or its Restricted Subsidiaries and any entity that becomes a Restricted Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the boards of directors of the Parent Entity or such Restricted Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Parent Entity or its Restricted Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or described in the Form 10 or in each case any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the Transactions and the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Parent Entity or any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Parent Entity or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of Parent) than any of such documents and agreements as in effect on the Effective Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Parent Entity, its Restricted Subsidiaries and joint ventures that are Affiliates of the Parent Entity solely as a result of the Parent Entity’s or a Restricted Subsidiary’s Investments therein in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement and (m) any Affiliate Transaction made during a Covenant Suspension Period.

Changes in Fiscal Year. The Parent Entity will cause its fiscal year to end on December 31 of each calendar year.
Financial Covenant. The Parent Entity will not permit (v) for any fiscal quarter ending after the Amendment No. 2 Effective Date and on or prior to March 31, 2021, the Consolidated Secured Leverage Ratio as of the last day of any fiscal quarter to be greater than 4.25 to 1.00, (w) for the fiscal quarter ending June 30, 2021, the Consolidated Secured Leverage Ratio as of the last day of such fiscal quarter to be greater than 3.75 to 1.00, (x) for the fiscal quarter ending September 30, 2021, the Consolidated Secured Leverage Ratio as of the last day of such fiscal quarter to be greater than 3.25 to 1.00, (y) for the fiscal quarter ending December 31, 2021, the Consolidated Secured Leverage Ratio as of the last day of such fiscal quarter to be greater than 2.75 to 1.00 and (z) for any fiscal quarter ending after December 31, 2021, the Consolidated Leverage Ratio as of the last day of any fiscal quarter to be greater than 4.00 to 1.00.
Restrictive Agreements. The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a U.S. Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement, (ii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iii) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (iv) agreements or arrangements binding on a Restricted Subsidiary at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Parent Entity or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Borrower Agent) than such agreement or arrangement, (v) prohibitions, restrictions and conditions set forth in Indebtedness of a Restricted Subsidiary that is not a Loan Party which is permitted by this Agreement, (vi) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (vii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Restricted Subsidiaries incurring or Guaranteeing such Indebtedness, (viii) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (ix) customary provisions in leases restricting the assignment or subletting thereof, (x) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto and (xiii) prohibitions, restrictions and conditions imposed, or contained in any agreement entered into, or otherwise existing, during a Covenant Suspension Period.
Dispositions. The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, make any Disposition, except:
(xxx) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Parent Entity and the Restricted Subsidiaries, in each case, in the ordinary course of business;

(yyy) Dispositions of inventory and immaterial assets in the ordinary course of business;
(zzz) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;
(aaaa) Dispositions of Property to the Parent Entity or to a Restricted Subsidiary;
(bbbb) Dispositions permitted by Sections 6.03 and 6.04 and Liens permitted by Section 6.02 and Dispositions of Receivables and Related Assets in connection with Permitted Receivables Facilities;
(cccc) Dispositions of cash and Cash Equivalents;
(dddd) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);
(eeee) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Parent and the Restricted Subsidiaries;
(ffff) transfers of Property to the extent subject to Casualty Events;
(gggg) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate net book value of all property Disposed of in reliance on this clause (j) in any four fiscal quarter period of Parent (including such Disposition) would not exceed 15.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $10,000,000, the Parent Entity or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (a) any liabilities (as shown on the Parent Entity’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Parent Entity or such Restricted Subsidiary, other than Restricted Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Entity and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, and (b) any Designated Non-Cash Consideration received by the Parent Entity or any of its Restricted Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, the greater of $110,000,000 and 15% of LTM EBITDA when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(hhhh) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(iiii) Dispositions described on Schedule 6.11; and
(jjjj) any Disposition made during a Covenant Suspension Period, other than any Disposition of all or substantially all Property of the U.S. Parent Borrower or any of its direct or indirect parent companies (in each case, on a consolidated basis); provided that any Disposition of Property by the Parent Entity or any direct or indirect parent company of the U.S. Parent Borrower to any other Restricted Subsidiary of Parent made during a Covenant Suspension Period shall be permitted;
provided that any Disposition of any Property classified under Sections 6.11(j) and (l) shall be for no less than the Fair Market Value of such Property at the time of such Disposition in the good faith determination of the Borrower Agent.
Lines of Business.
The Parent Entity will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Parent Entity and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.
The Parent Entity and any other direct or indirect parent company of the U.S. Parent Borrower will not engage in any material business other than the management and ownership of Equity Interests of their Subsidiaries, the incurrence of Indebtedness, making of Restricted Payments and Investments and other transactions permitted by this Article VI and other activities reasonably related thereto.
Anti-Corruption Laws and Sanctions. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:
(kkkk) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(llll) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(mmmm) any representation or warranty made or deemed made by or on behalf of the Parent Entity, any Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this

Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(nnnn) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;
(oooo) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower Agent;
(pppp) the Parent Entity or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;
(qqqq) the Parent Entity or any Material Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(rrrr) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Entity, any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Entity, any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed or unrecalled for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(ssss) the Parent Entity, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Entity, any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(tttt) the Parent Entity or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;
(uuuu) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $100,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Parent Entity, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Parent Entity and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;
(vvvv) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(wwww) a Change in Control shall occur;
(xxxx) except during a Collateral Suspension Period, (i) any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or (iii) any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, or
(yyyy) except with respect to the Guaranty of any Guarantor released pursuant to Section 5.12(a) that has not been reinstated pursuant to Section 5.12(b) (other than with respect to any Borrower), (i) any material provision of the Guaranty, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of the Guaranty; or (iii) any Guarantor denies in writing that it has any or further liability or obligation under the Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind the Guaranty, then, and in every such event (other than an event with respect to the Parent Entity or any Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Parent Entity or any Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
In addition to any other rights and remedies granted to the Administrative Agent and the Secured Parties in the Loan Documents, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s reasonable request and upon reasonable advance notice, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII or in respect of any sale of, collection from or other realization upon all or any part of the Collateral as follows:
First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations with respect to LC Disbursements and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due in respect of Cash Management Obligations or under any Secured Hedge Agreements constituting Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including reimbursement obligations with respect to LC Disbursements and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments due to in respect of Cash Management Obligations and under any Secured Hedge Agreements constituting Obligations and any interest accrued thereon; and
Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of above, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.
If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. In the event of any conflict between this paragraph and the provisions of any Collateral Document, the provisions of such Collateral Document shall control. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Entity, any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (d). The agreements in this clause (d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. The term “Lender” shall, for purposes of this clause (d), include any Issuing Bank and any Swingline Lender.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Entity or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Agent or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent and (unless an Event of Default shall have occurred and be continuing) with the consent of the Borrower Agent (which consent of the Borrower Agent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
The Lenders irrevocably agree:
that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than (x) in the case of a transfer by a U.S. Loan Party, any transfer to another U.S. Loan Party and (y) in the case of a transfer by a Foreign Guarantor, any transfer to a Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the applicable Guaranty pursuant to clause (iii) below or (E) upon the occurrence of a Collateral Suspension Period;
(A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and in connection with securitizations and factorings of accounts receivable not otherwise prohibited by this Agreement and (B) that the Administrative Agent is authorized (but not required) to (x) release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02 and (y) release any Lien on any Property granted to or held by the Administrative Agent under any Collateral Document during a Collateral Suspension Period, pursuant to Section 5.11(a);
that any Guarantor (other than the Parent Entity) shall be automatically released from its obligations under the applicable Guaranty (1) if such Person ceases to be a Restricted Subsidiary of the Parent Entity pursuant to a transaction permitted hereunder, (2) in the case of Parent, solely in the event that Parent is not then the Parent Entity, if Parent is not otherwise required to be a Guarantor under Section 5.12, (3) in the case of any direct or indirect parent of the U.S. Parent Borrower, such Person ceases to be a direct or indirect parent of the U.S. Parent

Borrower, in each case as a result of a transaction permitted hereunder or (4) to the extent set forth in Section 5.12; and
except during a Collateral Suspension Period, the Administrative Agent may enter into the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, without any further consent from any Secured Party, in connection with any incurrence by a Borrower of Permitted Debt Securities and bind the Secured Parties thereby.
Other than in connection with a Collateral Suspension Period (as it relates to Collateral Documents) or a Covenant Suspension Period (as it relates to the Guaranty (other than the Guarantees by the Parent Entity)), upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the applicable Guaranty and Collateral Documents pursuant to this paragraph (j). In each case as specified in this paragraph (j), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this paragraph (j). The Lenders irrevocably agree that the Parent Entity shall cease to be a Borrower hereunder upon the occurrence of a Permitted Parent Borrower Release.
None of the Persons identified in this Agreement as an “arranger,” “bookrunner,” “co-documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if applicable, those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Persons in their respective capacities as an Arranger, Co-Documentation Agent and Co-Syndication Agents as it makes with respect to the Administrative Agent in paragraph (i) of this Article VIII.
Parallel Debt. For purposes of Luxembourg and Netherlands law Collateral Documents only:
The Borrower Agent irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Administrative Agent an amount equal to the aggregate of all Obligations to all the Lenders and all the Issuing Banks from time to time due in accordance with the terms and conditions of this Agreement (such payment undertaking and the obligations and liabilities which are the result thereof are referred to as “Parallel Debt”).
Each of the parties to this Agreement acknowledges that (i) for this purpose, the Parallel Debt of the Borrowers constitutes undertakings, obligations and liabilities of the Borrowers to the Administrative Agent which are separate and independent from, and without prejudice to, the Obligations which the Borrower Agent owes to any Lender or any Issuing Bank and (ii) that the Parallel Debt represents the Administrative Agent’s own claim to receive payment of such Parallel Debt by the Borrower Agent; provided that the total amount which may become due under the Parallel Debt of the Borrower Agent under this clause (l) shall never exceed the total amount which may become due under all the Obligations of the Borrowers to all the Lenders and the Issuing Bank.

(A) The total amount due by any Borrower as the Parallel Debt under this clause (l) shall be decreased to the extent that the Borrower Agent shall have irrevocably and unconditionally paid any amounts to the Lenders and the Issuing Banks or any of them to reduce the Borrower Agent’s outstanding Obligations or any Lender or any Issuing Bank otherwise receives any amount in irrevocable and unconditional payment of such Obligations (other than by virtue of paragraph (B) hereafter); and (B) to the extent that the Borrower Agent shall have irrevocably and unconditionally paid any amounts to the Administrative Agent under the Parallel Debt or the Administrative Agent shall have otherwise received monies in irrevocable and unconditional payment of such Parallel Debt, the total amount due under the Obligations shall be decreased.
Administrative Agent as Joint and Several Creditor. For purposes of Luxembourg law Collateral Documents only:
Each party hereto agrees that the Administrative Agent:
will be the joint and several creditor (together with the relevant Lenders and the Issuing Banks) of each and every obligation of the Borrower Agent towards each Lender and each Issuing Bank under this Agreement; and
will have its own independent right to demand performance by the Borrower Agent of those obligations.
Discharge by the Borrower Agent of any obligation owed to the Administrative Agent or another Lender and any Issuing Bank shall, to the same extent, discharge the corresponding obligation owing to the other.
Without limiting or affecting the Administrative Agent’s rights against the Borrower Agent (whether under this Article VIII or under any other provision of this Agreement), the Administrative Agent agrees with each other Lender and each Issuing Bank (on a several and divided basis) that, subject to paragraph (iv) below, it will not exercise its rights as a joint and several creditor with a Lender or an Issuing Bank except with the consent of the relevant Lender or the relevant Issuing Bank.
Nothing in paragraph (iii) above shall in any way limit the Administrative Agent’s right to act in the protection or preservation of rights under or to enforce any Collateral Document as contemplated by this Agreement and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the above), other than during a Collateral Suspension Period.
Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required

Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Certain ERISA Matters.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement, the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (A) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (D) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Miscellaneous

Notices.
Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or transmission by electronic communication, as follows:
if to a Borrower, to it c/o Delphi Technologies PLC at 3000 University Drive, Auburn Hills, MI 48326, Attention of Alan Dick (email alan.dick@delphi.com) and James Harrington (email james.harrington@ delphi.com; and (in the case of a notice of a Default) with a copy to Paul Hastings LLP, 200 Park Avenue, New York, New York 10166, Attention of Randal Palach (email randalpalach@paulhastings.com);
if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Wholesale Lending Services, 500 Stanton Christiana Road, NCC5, Floor 1, Newark, DE 19713-2107, Attention of Joe Aftanis (Email: joe.aftanis@jpmorgan.com);
if to JPMCB in its capacity as the Issuing Bank, (x) in the case of Letters of Credit (other than Letters of Credit denominated in Canadian Dollars), to it at JPMorgan Chase Bank, National Association, Wholesale Lending Services, 500 Stanton Christiana Road, NCC5, Floor 1, Newark, DE 19713-2107, Attention of Joe Aftanis (Email: joe.aftanis@jpmorgan.com), (y) in the case of Letters of Credit issued by a branch or Affiliate of JPMCB, to it at the address, facsimile number, electronic mail address or telephone number as shall be designated by the Administrative Agent;
if to any other Issuing Bank to it at the address, facsimile number, electronic mail address or telephone number as set forth on Schedule 9.01;
if to the Swingline Lender, to it at JPMorgan Chase Bank, National Association, Wholesale Lending Services, 500 Stanton Christiana Road, NCC5, Floor 1, Newark, DE 19713-2107, Attention of Joe Aftanis (Email: joe.aftanis@jpmorgan.com) with a copy to JPMorgan Chase Bank, National Association, 383 Madison Avenue, 24th floor, New York, NY 10179, Attention of Richard Duker (Telecopy No. 212-270-5100);
Notwithstanding the foregoing, any notices relating to Borrowings denominated in Alternative Currencies, should also be sent to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360); and
if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, or three Business Days after being deposited in the mail, postage prepaid.
Waivers; Amendments.
No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower Agent therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document) or the Fee Letter (with respect to any Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Agent and the Required Lenders or by the Borrower Agent and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) extend or increase the Commitment of any Lender or any Issuing Bank without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or Section 4.03 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, but that any waiver of any condition set forth in Section 4.03 following the Closing Date shall require the consent of the Required Facility Lenders with respect to the Facility under which an extension of credit is to be made, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(d) or to waive any obligation of the Borrowers to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b) or (c), or the provisions of Article VII, in each case, with respect to the pro rata application of payments required thereby, without the written consent of each adversely affected Lender and each adversely affected Issuing Bank, (v) change any of the provisions of this Section or the definition of “Required Lenders,” “Required Revolving Lenders,” “Required Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly and adversely affected thereby, (vi) release all or substantially all of the Guarantors from their obligations under the applicable Guaranty and Collateral Documents without the written consent of each Lender (except in a transaction permitted hereunder); provided that during a Covenant Suspension Period, (x) the Administrative Agent may release all or substantially all of the Guarantors (other than the Parent Entity), without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate the guarantee obligations of released Guarantors in the future, or (vii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender; provided that during a Collateral Suspension Period, (x) the Administrative Agent may release all or substantially all of the of the Collateral from any Lien granted to or held by the Administrative Agent under the Collateral Documents, without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate Collateral in the future; provided further that no such agreement shall amend, modify or otherwise affect the rights, obligations or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be.
Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount (or accreted value, if applicable) of such Refinanced Term Loans except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (c) all other terms applicable to such Replacement Term Loans (other than pricing, interest rate margins, rate floors, discounts, premiums, fees, and optional prepayment or optional redemption terms and provisions, all of which shall be determined by the Borrower Agent) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement); provided that the requirements set forth in clause (b) above shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility automatically converts into long-term Indebtedness that satisfies the requirements of such clause (b).
In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Revolving Loans (as defined below) to permit the refinancing of all outstanding Revolving Loans of any Class (“Refinanced Revolving Loans”) with a replacement term loan tranche (“Replacement Revolving Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Revolving Loans shall not exceed the aggregate principal amount (or accreted value, if applicable) of such Refinanced Revolving Loans except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, (b) the maturity date of any Replacement Revolving Loans shall be no earlier than the Revolving Credit Maturity Date and such Replacement Revolving Loans shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, and (c) all other terms applicable to such Replacement Revolving Loans (other than pricing, interest rate margins, rate floors, discounts, premiums, fees, and optional prepayment or optional redemption terms and provisions, all of which shall be determined by the Borrower Agent) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Loans than, those applicable to such Refinanced Revolving Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Revolving Loans in effect immediately prior to such refinancing or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement).
Notwithstanding anything in this Section 9.02 to the contrary, (a) modifications to the Loan Documents may be made with the consent of the Borrower Agent and the Administrative Agent to the extent necessary or appropriate (i) to integrate any Incremental Term Loans, any Increased Commitments, any Extended Term Loans or any Extended Revolving Commitments; provided that, without limitation of the foregoing, any such amendment may, (x) increase the interest rates, fees and other amounts payable to any Class or Classes of Loans or Commitments hereunder, (y) increase, expand and/or extend any “most favored nation” provisions benefiting any Class or Classes of Loans or Commitments hereunder and (z) modify any other provision hereunder or under any other Loan Document in connection with the implementation of any Indebtedness permitted hereunder, where the terms of any such Indebtedness are more favorable to the lenders or holders thereof than the corresponding terms applicable to Loans and Commitments then existing hereunder, (ii) to integrate borrowings and issuances of Letters of Credit in Alternative Currencies or additional Borrowers organized in jurisdictions other than the United States, (iii) to cure any ambiguity, omission, defect or inconsistency and (iv) as contemplated by the definition of Permitted Foreign Borrower Jurisdiction and (b) without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document and (y) any First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement with the holders of Permitted Debt Securities (or any amendment or supplement thereto with respect to additional Permitted Debt Securities).
In addition, notwithstanding anything in this Agreement to the contrary, this Agreement may be amended after the Effective Date without consent of the Lenders, so long as no Event of Default shall have occurred and be continuing, as follows:

to designate (X) any Domestic Subsidiary of the Parent Entity that is a Restricted Subsidiary as a Domestic Subsidiary Borrower or (Y) the Parent Entity or any Subsidiary of the Parent Entity that is a Restricted Subsidiary, in each case, that is organized under the laws of a Permitted Foreign Borrower Jurisdiction as a Foreign Borrower, upon (A) ten Business Days (or such lesser period as may be agreed by the Administrative Agent) prior notice to the Administrative Agent (such notice to contain the name, primary business address and taxpayer identification number (or equivalent), if any, of such Subsidiary), (B) the execution and delivery by the Parent Entity or such Subsidiary, the Borrower Agent and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit J (each, a “Joinder Agreement”), providing for the Parent Entity or such Subsidiary to become a Domestic Subsidiary Borrower or Foreign Borrower, as applicable, (C) the agreement and acknowledgement by the Parent Entity and each other Guarantor that the Guaranty covers the Obligations of such additional Borrower, (D) the delivery to the Administrative Agent of corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Parent Entity or Subsidiary reasonably equivalent to comparable documents delivered on the Effective Date and the Closing Date and (E) the delivery to the Administrative Agent of Beneficial Ownership Certification, to the extent applicable, and any documentation or other information reasonably requested by the Administrative Agent and necessary to satisfy obligations of the Lenders described in Section 9.13 or any applicable “know your customer” or other anti-money laundering Laws; and
to remove the Parent Entity or any Subsidiary (other than the U.S. Parent Borrower) as a Borrower upon (A) execution and delivery by the Parent Entity and the Borrower Agent to the Administrative Agent of a written notification to such effect, (B) repayment in full of all Loans made to such Borrower, (C) repayment in full of all other amounts owing by such Borrower under this Agreement and the other Loan Documents and (D) the deposit in a cash collateral account opened by the Administrative Agent of an amount equal to the aggregate then undrawn and unexpired amount of all Letters of Credit issued for the account of such Borrower (calculated, in the case of Letters of Credit denominated in Alternative Currencies, at the Dollar Equivalent thereof on the date of removal) (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).
Expenses; Indemnity; Damage Waiver.
The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.
The Borrowers shall indemnify, on a joint and several basis, each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented outofpocket expenses, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby and the syndication of the Revolving Commitments and Term Loans by the Arrangers, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Entity or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Parent Entity or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates or controlling Persons or (ii) except in the case of any Agent (in its capacity as such), arise from disputes solely among Indemnitees and do not involve any conduct by the Borrowers or any of their respective Affiliates. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.
To the extent that a Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
To the extent permitted by applicable law, no party hereto shall assert, and each other party hereby waives, any claim against any party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this sentence shall not limit the Borrowers’ indemnification obligations set forth above to the extent the relevant special, indirect, consequential or punitive damages are included in any third party claim in connection with which the relevant Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent resulting from its or its Related Parties’ gross negligence, bad faith or willful misconduct.
All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.
Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted hereunder, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that is an Eligible Assignee (other than any Borrower, their respective Affiliates and natural persons) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A) to the extent required by the definition of “Eligible Assignee,” the Borrower Agent; provided that the Borrower Agent shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Parent Entity shall be required for (i) an assignment of a Term Loan to a Lender, an Affiliate of a Lender, or Approved Fund, (ii) an assignment of a Revolving Commitment to a Revolving Lender or an Affiliate of a Revolving Lender or (iii) if a Specified Event of Default has occurred and is continuing, any other assignment;
(B) to the extent required by the definition of “Eligible Assignee,” the Administrative Agent; and
(C) to the extent required by the definition of “Eligible Assignee,” the Issuing Banks and Swingline Lender; provided that no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

        (ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower Agent and the Administrative Agent otherwise consent;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and
(E) subject to Section 2.10(c), the assignee shall not be (i) a Borrower or any of the Borrowers’ Affiliates or Subsidiaries, (ii) a Defaulting Lender or (iii) a natural person.
For the purposes of this Section 9.04(b) and the definition of “Eligible Assignee,” the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
        (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
        (iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
        (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (ii)(C) of this Section 9.04(b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(vi) Any Lender may, without the consent of or notice to the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities that would meet the requirements of an “Eligible Assignee” (other than with respect to any required consents and other than any person that, at the time of such participation, is (I) a Defaulting Lender or (II) the Borrowers or any of their Subsidiaries or any of their respective Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections (it being agreed that any documentation required to be provided pursuant to Section 2.16(e) shall be provided solely to the participating Lender) and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
        (vii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.
        (viii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that (i) such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place and (ii) the participating Lender notifies the Borrower Agent of such participation no later than one hundred twenty (120) days after such Change in Law becomes effective.
        (ix) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank having jurisdiction over it, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
        (x) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.
Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Counterparts; Integration; Effectiveness; Effect of Restatement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.
Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the case of any deposits or other obligations for the credit or the account of any Foreign Subsidiary, such setoff may only be against any Obligations of Foreign Subsidiaries. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender and its Affiliates agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.
Governing Law; Jurisdiction; Consent to Service of Process.
This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except that nothing in this Section 9.09 shall limit the ability of the Administrative Agent to enforce the provisions of any Loan Document against any Loan Party in any other jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Borrower that is not organized under the laws of any state of the United States or the District of Columbia hereby irrevocably designates, appoints and empowers the U.S. Parent Borrower, in the case of any suit, action or proceeding brought in the United States of America, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) of copies of such process to the U.S. Parent Borrower at the U.S. Parent Borrower’s address specified in Section 9.01 or at such other address as the U.S. Parent Borrower may specify pursuant to Section 9.01.
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, members, employees, managers, administrators, trustees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested or required by any Governmental Authority or by the National Association of Insurance Commissioners or any representative thereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent practicable and permitted by law, the Borrower Agent has been notified prior to such disclosure so that the Borrower Agent may seek, at the Borrower Agent’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent practicable and permitted by law, the Borrower Agent is notified prior to such disclosure so that the Borrower Agent may seek, at the Borrower Agent’s sole expense, a protective order or other appropriate remedy), (f) subject to an agreement for the benefit of the Borrowers containing provisions at least as restrictive as those of this Section, to (i) any assignee or any prospective assignee of any of its rights or obligations under this Agreement (and to any Participant or prospective Participant in any of its rights or obligations under this Agreement) so long as such Lender believes such assignee, Participant or prospective assignee or Participant is, or will be, an Eligible Assignee or (ii) any direct or indirect actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative, credit insurance or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower Agent or (h) to any ratings agency or the CUSIP Bureau or any similar organization or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (ii) that is or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent Entity or any Borrower not in violation of any obligation of confidentiality. For the purposes of this Section, “Information” means all information received from the Parent Entity or any Borrower relating to the Parent Entity and its Subsidiaries and their respective businesses, other than any such information that is publicly available (other than as a result of a breach of this Section) to the Administrative Agent, any Issuing Bank or any Lender prior to disclosure by the Parent Entity or such Borrower.
EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED CUSTOMARY PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION INTENDED TO COMPLY WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH CUSTOMARY PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. NOTHING IN THE FOREGOING SHALL PREVENT ANY LENDER FROM DISCLOSING INFORMATION TO THE EXTENT PERMITTED BY THE IMMEDIATELY PRECEDING PARAGRAPH.
USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act and the Beneficial Ownership Regulation.
Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, each Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Agents and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither any Agent nor any Lender will assume an advisory or fiduciary responsibility in favor of any Borrower or any of their respective Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents or any Lender has advised or is currently advising any Loan Party on other matters) and neither any Agent nor any Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) each Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) neither any Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand. The Borrowers agree that the Loan Parties shall not assert any claims against any Agent or any Lender based on any breach or alleged breach of fiduciary duty.
Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.